SECURITIES PURCHASE AND SALE AGREEMENT

by and

among

JONES APPAREL GROUP, INC.

JONES APPAREL GROUP HOLDINGS, INC.

and

VICTORIA + CO LTD.

THE SHAREHOLDERS OF THE COMPANY

and

THE WARRANTHOLDERS OF THE COMPANY

Dated as of

July 31, 2000


INDEX TO AGREEMENT

                                                                           Page

ARTICLE 1. DEFINITIONS.......................................................2

ARTICLE 2. PURCHASE AND SALE OF COMPANY SHARES AND WARRANTS;

(i)
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(ii)


ARTICLE 8. CONDITIONS TO SECURITYHOLDERS’ AND THE COMPANY’S

ARTICLE 10. CONDUCT OF THE COMPANY’S BUSINESS PENDING CLOSING AND

(iii)

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ARTICLE 11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION.............................................................57

    11.1 Survival of Representations and Warranties.........................57
    11.2 Indemnification....................................................57
    11.3 Satisfaction of Securityholders Indemnification Obligations;

Exhibit A-1 Form of Amendment to Andreoli Employment Agreement

Exhibit A-2 Form of Amendment to Other Executive Employment Agreements

(iv)

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The Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Disclosure Schedule

Section 2.2       Sample Calculation of Aggregate Purchase Price Components
Section 3.1       Foreign Qualifications
Section 3.2       Outstanding Rights to Acquire Capital Stock of the Company
Section 3.3       Subsidiaries
Section 3.4(b)    Conflicts
Section 3.6       Undisclosed Liabilities
Section 3.8       Inventory
Section 3.9       Certain Changes
Section 3.10(a)   Title to Real Property
Section 3.10(b)   Properties and Assets Acquired Since the Date of the Balance Sheet
Section 3.10(c)   Liens, Title Defects, Etc.
Section 3.10(d)   Real Property Rights of Way, Encroachments, Etc.
Section 3.11      Material Defects to Structures and Equipment; Notices of Violations
Section 3.12(a)   Patents, Trademarks, Tradenames, Etc.
Section 3.12(b)   Intellectual Property Conflicts
Section 3.13(a)   Leases and Subleases
Section 3.13(b)   Lease Defaults
Section 3.14      Contested Taxes; Agreements Related to Tax Returns
Section 3.15(a)   Material Contracts
Section 3.15(b)   Material Contract Exceptions
Section 3.16(a)   Customers
Section 3.16(b)   Suppliers
Section 3.16(c)   Changes in Relationship with Customers or Suppliers
Section 3.17(a)   Accepted and Unfulfilled Orders
Section 3.17(b)   Open Purchase Orders
Section 3.17(c)   Returns
Section 3.17(d)   Chargebacks and Allowances
Section 3.18      Exceptions to Validity of Material Contracts
Section 3.19(a)   Insurance
Section 3.19(b)   Self Insured Risks
Section 3.19(c)   Claims for Which Insurance Has Denied Coverage or Reserved Right to Deny Coverage
Section 3.20(a)   Compliance with Labor, Customs, Health and Safety Law
Section 3.20(b)   Compliance with Customs, Health and Safety Laws
Section 3.20(c)   Company Guidelines Regarding Monitoring of Company Subsidiaries
Section 3.21(b)   Employee Plans
Section 3.21(c)   Exceptions to Pension Plans, Multiemployer Plans, Welfare Plans, Etc.
(v)

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Section 3.21(vii) Acceleration or Creation of Rights
Section 3.22      Litigation
Section 3.25      Consents
Section 3.26      Exceptions to Compliance with Laws
Section 3.27(b)   Exceptions to Compliance with Environmental Laws
Section 3.27(c)   Permits Required By Environmental Laws; Compliance Exceptions
Section 3.27(d)   Required Permit Applications, Etc.
Section 3.27(e)   Notices of Alleged Violations of Environmental Laws
Section 3.27(f)   Pending or Threatened Actions With Respect to Environmental Laws or Hazardous Substances
Section 3.27(g)   Consents, Judgments, Orders With Respect to Environmental Laws
Section 3.27(h)   Hazardous Substances Used, Generated, Stored, Etc.
Section 3.27(i)   Exception to Compliance in Handling Hazardous Substances
Section 3.27(j)   Known Liabilities and Notices of Potential Liabilities Under CERCLA or RCRA
Section 3.27(k)   Underground Storage Tanks And Pipelines
Section 3.27(l)   List of Environmental Audits, Assessments and Other Reports
Section 3.27(m)   Material Contracts Which Include Obligations or Benefits Regarding Environmental Laws
Section 3.27(n)   Releases and Waivers Concerning Environmental Laws
Section 3.27(o)   Exceptions to Notice, Warning, Reports and Records Regarding Environmental Laws
Section 3.28      Other Agreements to Sell Equity or Assets of Company or any Subsidiary
Section 3.29      Brokers and Finders
Section 3.30      Directors, Elected and Appointed Officers and Salary Information
Section 3.31      Insider Interests
Section 3.32      Bank Accounts
Section 4.8       Ownership of Stock

Other Schedules

Schedule 2.2(a)      Closing Date Debt
Schedule 2.2(b)(iii) Series C Percentage
Schedule 2.6         Contingent Payments Percentage
Schedule 2.9(a)(i)   Institutional Securityholders
Schedule 2.9(a)(ii)  Individual Securityholders

(vi)

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SECURITIES PURCHASE AND SALE AGREEMENT

    SECURITIES PURCHASE AND SALE AGREEMENT (together with all Exhibits and Schedules, this "Agreement") dated as of July 31, 2000, by and among JONES APPAREL GROUP, INC., a Pennsylvania corporation ("Jones"), JONES APPAREL GROUP HOLDINGS, INC., a wholly-owned subsidiary of Jones organized under the laws of the State of Delaware ("Holdings"), VICTORIA + CO LTD., a Rhode Island corporation (the "Company"), and the holders of all of the Company’s issued and outstanding capital stock whose names are set forth on the signature pages hereto ("Shareholders") and the holders of all the Company’s outstanding warrants whose names are set forth on the signature pages hereto ("Warrantholders"). (The Shareholders and Warrantholders are referred to herein collectively as the "Securityholders").

RECITALS

    WHEREAS, the Company is a corporation duly organized and validly existing under the laws of the State of Rhode Island, having an authorized capitalization consisting of 50,000 shares of Common Stock, no par value (the "Company Common Stock"), of which as of the date hereof, 3,500 shares are issued and outstanding, and 6,600 shares of preferred stock, no par value per share, of which as of the date hereof, 4,400 shares are designated Series A Convertible Participating Preferred Stock and are issued and outstanding (the "Series A Preferred Stock"), 2,100 shares are designated Series B Convertible Participating Preferred Stock and are issued and outstanding (the "Series B Preferred Stock") and 100 shares are designated Series C Preferred Stock and are issued and outstanding (the "Series C Preferred Stock," and together with the Series A Preferred Stock and the Series B Preferred Stock, the "Company Preferred Stock") and Warrants to acquire 4,448.47 shares of Common Stock, no par value (the "Warrants");

    WHEREAS, the Shareholders are the holders of all of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (collectively, the "Company Shares") and desire to sell such Company Shares, and Holdings desires to purchase such Company Shares, on the terms and conditions set forth herein; and

    WHEREAS, the Warrantholders are the holders of all of the issued and outstanding Warrants and desire to sell such Warrants, and Holdings desires to purchase such Warrants, on the terms and conditions set forth herein;

    WHEREAS, each of the holders of the Series A Preferred Stock has waived its rights to a liquidation preference, other than in respect of accrued but unpaid dividends, and Prudential has waived any rights to a portion of the make-whole payment pursuant to that certain loan agreement with the Company;

    WHEREAS, each of the holders of the Series B Preferred Stock will receive the amounts set forth herein in respect of the liquidation preference to which it would otherwise be entitled;

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    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE 1

DEFINITIONS

    Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

1.1     "Acquisition Amount" shall have the meaning as specified in Section 2.6(b)(ii).

1.2     "Acquisition Interest Expense" shall have the meaning as specified in Section 2.6(b)(ii).

1.3     The terms "Affiliate" and "Associate" have the meanings prescribed by Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended.

1.4     "Aggregate Purchase Price" shall have the meaning as specified in Section 2.2(a)(i).

1.5     "Balance Sheet" shall have the meaning as specified in Section 3.5.

1.6     "Benefit Arrangement" shall have the meaning as specified in Section 3.21(a).

1.7     "Bonus Compensation Plan" shall have the meaning as specified in Section 2.3(b)(iii).

1.8     "Calculation Period" shall have the meaning as specified in Section 2.6(a).

1.9     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

1.10     "Claim" shall have the meaning as specified in Section 11.2(d).

1.11     "Claim Notice" shall have the meaning as specified in Section 11.2(d).

1.12     "Closing" shall have the meaning as specified in Section 2.3.

1.13     "Closing Date" shall have the meaning as specified in Section 2.3.

1.14     "Closing Date Debt" shall have the meaning as specified in Section 2.3(b)(iv).

1.15     "Code" means the Internal Revenue Code of 1986, as amended.

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1.16     "Common Stock Equivalent" shall have the meaning as specified in Section 2.2(a)(v).

1.17     "Common Stock Per Share Value" shall have the meaning as specified in Section 2.2(a)(iv).

1.18     "Company Common Stock" shall have the meaning as specified in the Recitals.

1.19     "Company Preferred Stock" shall have the meaning as specified in the Recitals.

1.20     "Company Shares" shall have the meaning as specified in the Recitals.

1.21     "Company Subsidiary" means any corporation, limited liability company, partnership or other entity, (a) of which the Company directly or indirectly owns or controls at the time equity interests which have in ordinary circumstances (not dependent upon the happening of a contingency) voting power to elect a majority of the governing body of said entity, or (b) of which an equity interest of the character described in the foregoing clause (a) shall at the time be owned or controlled directly or indirectly by the Company and one or more Company Subsidiaries as defined in the foregoing clause (a) or by one or more such Company Subsidiaries.

1.22     "Contingent Payment Statement" shall have the meaning as specified in Section 2.7(a).

1.23     "Contingent Payments" shall have the meaning as specified in Section 2.6.

1.24     "Contingent Payments Percentage" shall have the meaning as specified in Section 2.6.

1.25     "Damages" shall have the meaning as specified in Section 11.2(a).

1.26     "Disclosure Schedule" means the schedule to be delivered by the Company to Jones containing the information required to be included therein pursuant to this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered section of the Disclosure Schedule.

1.27     "Distribution Amount" shall have the meaning as specified in Section 11.3.

1.28     "Due Date" shall have the meaning as specified in Section 13.4.

1.29     "EBIT" shall have the meaning as specified in Section 2.6(b).

1.30     "Employee Plans" shall have the meaning as specified in Section 3.21(a)(ii).

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1.31     "Employment Agreement Amendments" shall have the meaning as specified in Section 7.1.

1.32     "Environmental Condition" shall have the meaning as specified in Section 3.27(a).

1.33     "Environmental Laws" shall have the meaning as specified in Section 3.27(a).

1.34     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.35     "ERISA Affiliate" shall have the meaning as specified in Section 3.21.

1.36     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

1.37     "Facilities" shall have the meaning as specified in Section 3.27(a).

1.38     "Foothill" shall have the meaning as specified in Article 4.

1.39     "Foothill Loan" shall mean the loan from Foothill under the Amended and Restated Loan and Security Agreement dated as of March 23, 1999, as amended.

1.40     "Form 10-K" shall have the meaning as specified in Section 5.2(a).

1.41     "Form 10-Q" shall have the meaning as specified in Section 5.2(a).

1.42     "Hazardous Substance" shall have the meaning as specified in Section 3.27(a).

1.43     "Holdback Amount" shall have the meaning as specified in Section 2.2(c).

1.44     "Holdback Distribution Date" shall have the meaning as specified in Section 11.3.

1.45     "Holdback Percentage" shall have the meaning as specified in Section 2.2 (c).

1.46     "HSR Act" shall have the meaning as specified in Section 3.24.

1.47     "Institutional Representative" shall have the meaning as specified in Section 2.9(a).

1.48     "Institutional Securityholders" shall have the meaning as specified in Section 2.9(a).

1.49     "Intellectual Property" shall have the meaning as specified in Section 3.12.

1.50     "Intercompany Charges" shall have the meaning as specified in Section 2.6(b)(i).

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1.51     "Jones Balance Sheet" shall have the meaning as specified in Section 5.2(a).

1.52     "Jones Borrowing Rate" shall have the meaning as specified in Section 2.6(b)(ii).

1.53     "Jones Common Stock" means the common stock, $.01 par value, of Jones.

1.54     "Jones Contingent Stock" shall have the meaning as specified in Section 2.6(a).

1.55     "Jones Indemnified Parties" shall have the meaning as specified in Section 11.2(a).

1.56     "Knowledge of the Company" or "known to the Company" means actual knowledge of any of Robert M. Andreoli, Steven J. O’Neil, Patricia Stensrud and Richard M. Andreoli and such knowledge as any of such officers reasonably ought to have in the exercise of their duties, and, with respect to the matters addressed in Section 3.27, assumes due inquiry of such other officers or key employees with responsibility for such matters.

1.57     "Liens" shall have the meaning as specified in Section 2.1.

1.58     "Lockbox Account" shall mean the depository account established pursuant to the Foothill Loan documents.

1.59     "Management Representative" shall have the meaning as specified in Section 2.9(a).

1.60     "Management Securityholder" shall have the meaning as specified in Section 11.5.

1.61     "Material Contracts" shall have the meaning as specified in Section 3.15(a).

1.62     "Maximum Obligation" shall have the meaning as specified in Section 11.2(e)(ii).

1.63     "Multiemployer Plan" shall mean any "Multiemployer Plan," as defined in Section 4001(a)(3) of ERISA.

1.64     "NYSE" shall have the meaning as specified in Section 2.6.

1.65     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

1.66     "Pension Plan" shall have the meaning as set forth in Section 3.21(a).

1.67     "Permits" shall have the meaning as specified in Section 3.24.

1.68     "Permitted Liens" shall have the meaning as specified in Section 3.10.

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1.69     "Pre-Target Year Cash Flow" shall have the meaning as specified in Section 2.6(b)(ii).

1.70     "Prudential" shall mean The Prudential Insurance Company of America.

1.71     "Prudential Indemnitee" shall mean Prudential, employees and directors, and their respective Affiliates and representatives

1.72     "RCRA" shall mean the Resource Conservation & Recovery Act.

1.73     "REI" shall mean Recovery Equity Investors II, L.P.

1.74     "REI Indemnitee" shall mean REI, its general and limited partners, and their respective Affiliates and representatives.

1.75     "Release" shall have the meaning as specified in Section 3.27(a).

1.76     "Representatives" shall have the meaning as specified in Section 2.9(a).

1.77     "Restricted Shareholders" shall have the meaning as specified in Section 4.7(a).

1.78     "SEC" means the Securities and Exchange Commission.

1.79     "Securityholder Auditors" shall have the meaning as specified in Section 2.7(b).

1.80     "Securityholders" shall have the meaning as specified in the Preamble.

1.81     "Securities Act" shall mean the Securities Act of 1933, as amended.

1.82     "Series A Preference" shall have the meaning as specified in Section 2.2(a)(ii).

1.83     "Series A Preferred Stock" shall have the meaning as specified in the Recitals.

1.84     "Series B Preferred Stock" shall have the meaning as specified in the Recitals.

1.85     "Series C Percentage" shall have the meaning as specified in Section 2.2(b)(iii).

1.86     "Series C Preference" shall have the meaning as specified in Section 2.2(a)(iii).

1.87     "Series C Preferred Stock" shall have the meaning as specified in the Recitals.

1.88     "Stockholders Agreement" shall have the meaning as specified in Section 2.3(b)(i).

1.89     "Target Year" shall have the meaning as specified in Section 2.6.

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1.90     "Taxes" shall have the meaning as specified in Section 3.14.

1.91     "Threshold Amount" shall have the meaning as specified in Section 2.6.

1.92     "Total Debt" means all indebtedness of the Company and the Company Subsidiaries for money borrowed, plus capitalized lease obligations and accrued interest, in each case as of the Closing Date, plus all premiums, penalties, make whole payments and any other fees necessary to effectuate payment in full of any such indebtedness, but excluding trade account payables, preferred stock (including, without limitation, accrued dividends thereon) and accrued liabilities, all as shall be set forth in Schedule 2.2.

1.93     "Transfer" shall have the meaning as specified in Section 4.7(a).

1.94     "Undisputed Late Obligations" shall have the meaning as specified in Section 13.4.

1.95     "VAGI" shall have the meaning as specified in Article 4.

1.96     "VAGI Indemnitee" shall mean VAGI, its general and limited partners, and their respective Affiliates and representatives.

1.97     "Victoria Accounting Principles" means generally accepted accounting principles ("GAAP") as applied by the Company consistent with past practices through June 30, 2000.

1.98     "Victoria Division" means the existing businesses of the Company and the Company Subsidiaries conducted by Jones following the Closing, either as a separate corporation or as an operating division of Jones, as well as any business or businesses conducted by Jones, or by any subsidiary or affiliated corporations of Jones, which represent a succession to and a continuation of such businesses, as the same may be expanded from time to time.

1.99     "Voting Trust Agreement" shall have the meaning specified in Section 2.3(b)(ii).

1.100    "Warrants" shall have the meaning as specified in the Recitals.

1.101    "Warrantholders" shall have the meaning as specified in the Preamble.

1.102    "Welfare Plan" shall have the meaning as set forth in Section 3.21(a).

1.103    "Yield Maintenance Amount" shall have the meaning as specified in that certain Senior Note Purchase Agreement dated as of March 25, 1999 by and between the Company and Prudential and that certain Securities Purchase Agreement dated as of March 25, 1999 by and between the Company and Prudential, as amended by that certain Letter Agreement dated as of July 28, 2000.

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ARTICLE 2

PURCHASE AND SALE OF COMPANY SHARES AND WARRANTS;
CLOSING TRANSACTIONS

    2.1 Purchase and Sale of Company Shares and Warrants. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.3 hereof), each Securityholder shall sell, assign, transfer and deliver or cause to be sold, assigned, transferred and delivered to Holdings, and Holdings shall purchase and accept, all right, title and interest in and to the Company Shares and Warrants held by such Securityholder, free and clear of any liens, pledges, security interests, claims, charges, options, preemptive rights or other encumbrances of any kind or nature whatsoever (collectively, "Liens").

    2.2 Consideration.

        (a) For purposes of this Section 2.2 and Sections 2.3 and 2.6:

            (i) "Aggregate Purchase Price" shall mean the sum of: (A) $90 million less the Total Debt of the Company plus (B) the tax benefits to Jones or the Company computed in the manner described below, arising from the payment by Jones of premiums, penalties, make whole payments, Yield Maintenance Amount, lenders’ out-of-pocket expenses and attorneys’ fees, and any other similar fees, and deductions for prepaid financing fees (such premiums, penalties, make whole payments, Yield Maintenance Amount, expenses and fees and deductions for prepaid financing fees, collectively the "Debt Deductions"), in connection with the payment by Jones at the Closing of the Closing Date Debt plus (C) the amount of any collections deposited in the Lockbox Account which has not been applied to the Foothill Loan as of the Closing Date, as certified by the Chief Financial Officer of the Company at the Closing. For purposes of this Agreement, such tax benefits shall be equal to the product of (x) the amount of the Debt Deductions multiplied by (y) an assumed tax rate of 37.5%, without regard to the actual tax position of Jones or the Company. Section 2.2(a) of the Disclosure Schedule sets forth a sample calculation of what the various components of the Aggregate Purchase Price and the Total Debt would have been if June 30, 2000 had been the Closing Date; at the Closing, the parties will agree upon and execute a similar schedule updated to the Closing Date, which shall be attached as Schedule 2.2 hereto and become a part hereof, and such schedule shall govern the composition of the Aggregate Purchase Price as of the Closing.

            (ii) "Series A Preference" shall mean the sum of $1,200,000 plus $1,111 for each whole day that elapses between June 30, 2000 and the Closing Date.

            (iii) "Series C Preference" shall mean an aggregate amount equal to three percent (3%) of the amount by which the Aggregate Purchase Price exceeds Six Million Dollars ($6,000,000).

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            (iv) "Common Stock Per Share Value" shall mean the difference between the Aggregate Purchase Price and the sum of (A) the Series A Preference and (B) the Series C Preference, divided by the total number of shares of Company Common Stock that would be issued and outstanding on the Closing Date assuming the exercise, conversion or exchange of all Common Stock Equivalents for or into Company Common Stock.

            (v) "Common Stock Equivalent" shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Warrants.

        (b) On the Closing Date, upon surrender by each Securityholder of the certificates or other instruments representing shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Company Common Stock and Warrants, as the case may be, held by such Securityholder, together with duly executed stock powers (in the case of Company Shares) or a duly executed warrant assignment (in the case of the Warrants), such Securityholder shall be entitled to receive in exchange therefor the following, subject in each case to the provisions of Section 2.2(c):

            (i) The holder of the shares of Series A Preferred Stock issued and outstanding on the Closing Date shall be entitled to receive on the Closing Date, cash in an aggregate amount equal to the sum of (x) the Series A Preference and (y) the Common Stock Per Share Value times the number of shares of Company Common Stock into which the shares of Series A Preferred Stock are convertible, upon surrender of the certificates representing the shares of Series A Preferred Stock in the manner provided in Section 2.4.

            (ii) The holder of the shares of Series B Preferred Stock issued and outstanding on the Closing Date shall be entitled to receive on the Closing Date, cash in an aggregate amount equal to the Common Stock Per Share Value multiplied by the number of shares of Company Common Stock into which the shares of Series B Preferred Stock are convertible, upon surrender of the certificates representing the shares of Series B Preferred Stock in the manner provided in Section 2.4.

            (iii) Each holder of Series C Preferred Stock shall be entitled to receive on the Closing Date, cash in the amount of such holder’s ratable portion of the Series C Preference based upon each such holder’s respective ownership of shares of the Series C Preferred Stock, as set forth opposite such holder’s name on Schedule 2.2(b)(iii) hereto (in each case, the "Series C Percentage"), upon surrender of the certificate(s) representing the shares of Series C Preferred Stock, provided that such payment shall be subject to applicable tax withholding under federal, state and local laws.

            (iv) Each holder of shares of Company Common Stock issued and outstanding on the Closing Date shall be entitled to receive on the Closing Date, cash in an aggregate amount equal to the Common Stock Per Share Value multiplied by the number of shares of Company Common Stock held by such holder, upon surrender of the certificate(s) representing such shares of Company Common Stock in the manner provided by Section 2.4.

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            (v) Each holder of each Warrant issued and outstanding on the Closing Date shall be entitled to receive on the Closing Date, cash in an aggregate amount equal to the Common Stock Per Share Value multiplied by the number of shares of Company Common Stock for which such Warrant is exercisable on the Closing Date, upon surrender of the certificate or other instrument representing such Warrant in the manner provided by Section 2.4.

        (c) Notwithstanding any provision hereof to the contrary, Two Million Dollars ($2,000,000) of the Aggregate Purchase Price (the "Holdback Amount") shall be subject to a holdback arrangement to secure the indemnity obligations of the Securityholders under Article 11 hereof, and the cash payable on the Closing Date to each Securityholder pursuant to this Section 2 shall be reduced by such Securityholder’s ratable portion (determined in reference to the amount of consideration received on the Closing Date) as indicated on Schedule 2.2(c) (the "Holdback Percentage") of the Holdback Amount. Each Securityholder’s Holdback Percentage of the Holdback Amount, net of any amounts deducted therefrom in accordance with Section 11.3 hereof, shall be distributed to such Securityholder on the Holdback Distribution Date (as defined in Section 11.3) as provided in Section 11.3.

        (d) On the Closing Date, holders of Company Shares and Warrants shall deliver to Jones the certificates and/or other instrument(s) representing their Company Shares or Warrants (as the case may be), duly endorsed for transfer (or affidavits of lost certificate in form and substance reasonably acceptable to Jones) (or with accompanying stock powers or warrant assignments in proper form duly endorsed in blank for transfer) to Jones, and Jones shall pay to such holders the cash to which such holders are entitled on the Closing Date pursuant to Section 2.2(b) and 2.2(c), via wire transfer or intra-bank transfer of immediately available funds.

        (e) Each Securityholder shall also be entitled to receive such Securityholder’s Contingent Payments Percentage of each Contingent Payment, if any, if and when due and payable in accordance with Sections 2.6 and 2.7.

    2.3 Closing; Additional Closing Transactions.

        (a) The closing (the "Closing") of the transactions contemplated by this Agreement will take place at the offices of Hinckley, Allen & Snyder LLP after the satisfaction or waiver of the conditions set forth in Articles 8 and 9 hereof (the "Closing Date"). Each party shall use its reasonable best efforts to satisfy the conditions precedent to be satisfied by such party on or before July 28, 2000.

        (b) In addition to the purchase and sale of Company Shares and Warrants described in Section 2.1 above, the following additional transactions shall occur at the Closing:

            (i) The Amended and Restated Stockholders Agreement dated as of March 25, 1999, as amended, by and among the Company and the Securityholders (the "Stockholders Agreement") shall terminate;

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            (ii) The Voting Trust Agreement dated as of March 1, 1997, as amended, by and among the Company, certain Securityholders and Jeffrey A. Lipkin and Joseph J. Finn-Egan, as Trustees (the "Voting Trust Agreement") shall terminate;

            (iii) The Bonus Compensation Plan effective June 18, 1999 (the "Bonus Compensation Plan") shall have been terminated and each participant in the Bonus Compensation Plan shall have executed and delivered a release of any rights in the Bonus Compensation Plan to the Company;

            (iv) Jones shall pay all indebtedness of the Company and the Company’s Subsidiaries for all borrowed money as of the Closing Date, as shall be set forth in Schedule 2.3, plus all premiums, penalties, make whole payments, Yield Maintenance Amount and any other fees necessary to effectuate payment in full of such indebtedness ("Closing Date Debt").

    2.4 Closing Deliveries.

        (a) At the Closing, the Company shall deliver to Jones and Holdings the following:

            (i) all stock transfer books, stock ledgers and blank certificates for shares of Company Common Stock and Company Preferred Stock;

            (ii) the payoff letters pursuant to Section 9.4;

            (iii) such Form UCC-3 termination statements, satisfaction of mortgage documents, terminations of intellectual property collateral assignments, and other instruments and documents necessary to effectuate the release, upon the payment by Jones of the Closing Date Debt, by any and all holders of any part of the Closing Date Debt of their security interest and other Liens in, on and to the property and assets of the Company and the Company Subsidiaries;

            (iv) Employment Agreement Amendments in the form of Exhibit A-1 and A-2 executed by Restricted Stockholders;

            (v) the Form III Certification under the Connecticut Transfer Act, with the Company as the certifying party, as to environmental remediation of the Company’s Meriden, Connecticut site;

            (vi) documents reasonably satisfactory to Jones terminating agreements with Affiliates and evidencing the resignations required under Section 9.6 and terminating the Stockholders Agreement and the Voting Trust Agreement;

            (vii) the consents and legal opinions pursuant to Sections 7.5, 9.10 and 9.11; and

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            (viii) such certificates and other documents related to the consummation of the transactions contemplated hereby as may be reasonably requested by Jones or Holdings.

        (b) At the Closing, each Securityholder shall deliver to Jones and Holdings the following:

            (i) the certificates representing the Company Shares owned by such Securityholder, duly endorsed in blank or accompanied by stock transfer powers in proper form duly endorsed in blank with all requisite stock transfer taxes paid and stamps affixed (or affidavits of lost certificate in form and substance reasonably acceptable to Jones);

            (ii) the Warrants owned by such Securityholder, accompanied by a duly executed assignment thereof in the form attached to such Warrant;

            (iii) in the case of individual Securityholders, duly executed powers-of-attorney by such Securityholders appointing Robert M. Andreoli as their attorney-in-fact to execute this Agreement and stock powers on their behalf;

            (iv) the legal opinion or opinions of counsel to such Securityholder pursuant to Section 9.11; and

            (v) such certificates and other documents related to the consummation of the transactions contemplated hereby as may be reasonably requested by Jones or Holdings.

    2.5 Further Assurances. After the Closing, each Securityholder shall from time to time, at the request of Jones or Holdings and without further cost or expense to Jones or Holdings, execute and deliver such other instruments of conveyance and transfer and take such other actions as Jones or Holdings may reasonably request, in order to effectuate the purchase of securities from such Securityholder and the other transactions contemplated hereby.

    2.6 Contingent Payments to Securityholders. In addition to the Aggregate Purchase Price provided for under Section 2.2 hereof, the Securityholders shall be entitled to receive such additional consideration in respect of the sale or assignment of their Company Shares or Warrants as shall be payable in accordance with this Section 2.6. In each of the twelve (12)-month periods ending on the dates listed below (each a "Target Year") that EBIT (as defined below) of the Company and the Victoria Division exceeds the Threshold Amount listed below for such Target Year (the "Threshold Amount"), Jones will pay to the Securityholders in the aggregate $3.00 for each $1.00 of such excess (the "Contingent Payments"). Jones shall pay to each Securityholder such Securityholder's ratable portion, as indicated on Schedule 2.6 hereof (their respective "Contingent Payments Percentage"), of the Contingent Payment.

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Target Year	Threshold Amount
12-month Period Ending:	(in millions)
June 30, 2001	$19.2
June 29, 2002	$23.0
June 28, 2003	$27.6

        (a) Manner of Payment. Each Contingent Payment payable to each Securityholder shall be payable to such Securityholder 50% in cash and 50% in Jones Common Stock. The number of shares of Jones Common Stock deliverable to each Securityholder with respect to any Target Year (the "Jones Contingent Stock") shall be determined by dividing that portion of the Contingent Payment due to such Securityholder in Jones Common Stock by the average daily last sale price of Jones Common Stock on the New York Stock Exchange ("NYSE"), the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other applicable exchange composite transactions tape during the last 20 days on which Jones Common Stock is traded during the month of the September following the Target Year (the "Calculation Period") or if not listed on the NYSE, NASDAQ or other stock exchange, as determined by a nationally-recognized investment bank mutually agreed to by the Representatives on one hand and Jones on the other hand. In the event that the record date for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares of Jones Common Stock occurs during or after the Calculation Period but prior to the issuance of shares of Jones Contingent Stock with respect to any Target Year, the number of shares to be issued as Jones Contingent Stock shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

        (b) Calculation of EBIT. For the purposes of this Section 2.6, the "EBIT" of the Victoria Division shall mean the net income, before extraordinary items (as defined in accordance with GAAP) of income, gain, loss and expense and before all income taxes and other taxes now or hereafter in effect that are assessed on or measured in whole or in part by income (including Rhode Island franchise taxes to the extent that such taxes are assessed on or measured in whole or in part by income) and before interest expense and finance charges (including bank financing costs, the interest portion of capital leases, bank commitment fees, amortization of loan origination costs, factoring interest charges, prepayment charges or penalties and other financing costs and expenses) of the Victoria Division, computed in accordance with Victoria Accounting Principles, except that any purchase accounting adjustments arising out of the transactions contemplated hereby and any transaction costs in connection with the negotiation and consummation of the transactions contemplated hereby shall be excluded from the computation. The following provisions shall govern the computation of EBIT of the Victoria Division for purposes of this Section 2.6:

            (i) Jones may provide the Victoria Division with administrative, accounting, financial or other business services following the Closing, and the cost of such services (the "Intercompany Charges") shall be allocated to the Victoria Division in the same manner that Jones allocates such charges among its other divisions; provided, however, that EBIT shall be reduced only to the extent that charges by Jones to the Victoria Division for such

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Intercompany Charges do not exceed the charges for such services incurred by the Company during its last full fiscal year prior to the Closing for like services received by the Company prior to the Closing, and in no event shall the Victoria Division be charged with a general allocation of Jones’ corporate overhead expenses.

            (ii) Any EBIT arising from acquisitions of businesses by the Victoria Division following the Closing shall be reduced by charges for goodwill and interest expense associated with the purchase and operation of such acquired business, calculated on the basis of Jones’ incremental borrowing rate (the "Jones Borrowing Rate") at the time of the closing of the applicable acquisition (the "Acquisition Interest Expense") (provided that such goodwill and interest expense was not otherwise deducted in determining EBIT), it being understood that the purchase price for any such acquisition will be deemed to be funded debt, whether or not the source of payment therefor was actually borrowed money. For purposes of calculating Acquisition Interest Expense for any Target Year, the purchase price of an acquired business ("Acquisition Amount") shall be reduced by the net positive cash flow of such acquired business (if any) generated during the period commencing with the date of such acquisition and ending on the day immediately preceding the first day of such Target Year ("Pre-Target Year Cash Flow"). If the Pre-Target Year Cash Flow exceeds the Acquisition Amount, EBIT for such Target Year shall be increased by an amount equal to the product of (x) such excess multiplied by (y) the Jones Borrowing Rate in effect on the first day of such Target Year.

            (iii) Any compensation expense resulting from (A) the lapse of restrictions on restricted Company Common Stock on or prior to the Closing Date, (B) the issuance of the Series C Preferred Stock or (C) the issuance of Company Common Stock prior to the Closing Date shall be added back to EBIT for the period in which such compensation expense was charged.

            (iv) To the extent that the Victoria Division incurs losses, charges or expenses for which the Securityholders make indemnification payments to Jones pursuant to Section 11.2, the amount of such indemnification payments (to the extent actually paid and not included in the computation) shall be added back to EBIT for the period in which such payments were charged.

            (v) Jones and its Affiliates may enter into transactions with the Victoria Division following the Closing, including without limitation, the manufacture or sale by the Victoria Division of costume jewelry or other products for Jones or its Affiliates, or the license by the Victoria Division of trademark rights from Jones or its Affiliates. The parties agree that product price, license fees, royalties and all other terms and conditions of such transactions shall be determined on the basis of transactions between unrelated parties at arms’ length. The parties agree that this provision shall not permit Jones to impose Intercompany Charges other than as allowed under Section 2.6(b)(i) hereof.

        (c) Post-Closing Conduct of Business by Jones. Following the Closing and through the end of the last Target Year, Jones shall:

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            (i) provide the Victoria Division with adequate capital to support its capital expenditure plans consistent with the manner in which the Company’s business has been conducted prior to the date hereof;

            (ii) not, without the written consent of the Management Representative, cause the Victoria Division to terminate or reduce any existing business or line of business of the Victoria Division so long as such business or line of business has positive EBIT during the period consisting of the four full fiscal quarters ending at least 45 days prior to such termination or reduction;

            (iii) at the written request of the Management Representative delivered to Jones prior to entering into any such new business or line of business, exclude from EBIT the results of any new business or new line of business into which Jones causes the Victoria Division to enter; and

            (iv) provide the Victoria Division with adequate letters of credit and working capital as are reasonably necessary to operate the Victoria Division consistent with the manner in which the Company’s business has been conducted prior to the date hereof.

        (d) Further Assurances. In the event that Robert Andreoli is not employed by the Victoria Division, Jones shall, through the end of the last Target Year, cause the Victoria Division to be operated reasonably consistent with past practice so long as the Victoria Division’s EBIT has not failed to at least equal the Threshold Amounts during any prior Target Year. Through the end of the last Target Year, Jones shall not (A) change the manner in which it allocates expenses or charges for services provided to the Victoria Division or (B) contribute to the Victoria Division a business that, during the 12-month period prior to the date of such contribution, had a negative income before taxes.

        (e) Due Dates. Each Contingent Payment shall be payable within the time provided in Section 2.7(a) below. On or prior to payment, any Contingent Payment payable to a Securityholder who is a reporting person under Section 16 of the Exchange Act with respect to ownership of Jones securities shall be approved by either (i) the Board of Directors of Jones or (ii) a committee comprised solely of two or more non-employee directors of Jones.

        (f) Survival After Closing. The obligations of Jones under this Section 2.6 shall survive the Closing.

    2.7 Timing of Contingent Payments.

        (a) On the third business day after the end of each Calculation Period, Jones will deliver to each Securityholder a statement setting forth in reasonable detail its calculation of the EBIT of the Victoria Division during the Target Year and the amount of any Contingent Payments to be paid to the Securityholders pursuant to Section 2.6 (the "Contingent Payment Statement"), which statement shall be accompanied by payment to each Securityholder, by

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delivery of the Jones Contingent Stock and by wire transfer of immediately available funds to an account designated by such Securityholder, of the Contingent Payments shown thereon as being due to such Securityholder. If within 60 days after delivery of such Contingent Payment Statement neither Representative (as defined in Section 2.9) has given notice to Jones on behalf of the Securityholders disputing such Contingent Payment Statement, Jones shall thereafter have no further liability to Securityholders for the Contingent Payment with respect to such Target Year under Section 2.6.

        (b) In the event either of the Representatives on behalf of the Securityholders give Jones such notice of dispute within such 60-day period, the Representative(s) and Jones will use their good faith, best efforts to settle the dispute within 30 days after the giving of such notice. In connection with such dispute, Jones shall provide the Representative(s) and Arthur Andersen LLP or another accounting firm of national reputation (in either case, the "Securityholder Auditors") such access to the financial books and records of the Victoria Division with respect to the Target Year as is reasonably necessary to determine the amount of EBIT for the Victoria Division for the Target Year and then verify that the Contingent Payment was calculated in conformity with the provisions of Section 2.6. Any information obtained by the Representative(s) and the Securityholder Auditors shall be kept confidential (except that such information may be provided to the disputing Securityholders who shall maintain the confidentiality thereof) and shall not be used by them other than in connection with the enforcement of the provisions of this Agreement. During such 30-day period, each party may make a written settlement proposal to the other or, failing such written proposal, shall be deemed to have made a written settlement proposal accepting the calculation proposed by Jones. Any dispute unresolved after such 30-day period shall be submitted to a "big four" accounting firm selected by mutual agreement of the Representatives and Jones, or, in the absence of agreement on such firm, to a "big four" accounting firm jointly designated by the Securityholder Auditors and the Jones auditors. Any public accounting firm selected pursuant to this Section 2.7 shall be provided by Jones with such access to the financial books and records of the Victoria Division that is reasonably necessary to determine EBIT. Such accounting firm shall render its final decision with respect to the resolution of such dispute within 60 days after all requested information and access has been provided, which decision shall be final and binding on the parties hereto, and shall deliver copies thereof to Jones and Securityholders. Jones shall issue any further Jones Contingent Stock and/or make further payments to Securityholders required in order to comply with such decision within five days after such decision is rendered. All reasonable costs and expenses of such accounting firm in resolving such dispute shall be borne by Jones if such decision shows EBIT greater than the amount in the Contingent Payment Statement first delivered by Jones to the Securityholders or by the disputing Securityholders (pro rata in proportion to their respective Contingent Payments Percentage) if the decision shows EBIT less than or equal to the amount shown on the Contingent Payment Statement first delivered by Jones to the Securityholders.

        (c) Each of the Representatives shall be entitled to determine independently whether to dispute the Contingent Payment Statement. If only one of the Representatives elects to dispute Jones' determination of the Contingent Payment, then only those Securityholders

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represented by such Representative (who have not opted out of such dispute as provided in Section 2.9) shall bear the costs and expenses of such dispute (pro rata in the proportion that each such Securityholder's Contingent Payments Percentage bears to the aggregate Contingent Payments Percentages of all Securityholders represented by such Representative who have not opted out of such dispute). In such event, if the dispute results in an increase in the amount of the Contingent Payment, the full amount of such increase shall be allocated among and paid pro rata to the Securityholders represented by the disputing Representative.

        (d) The obligations of Jones under this Section 2.7 shall survive the Closing.

    2.8 Directors and Officers of the Company. The following persons shall be appointed to serve as the directors of the Company, effective upon the Closing:

Directors:

Sidney Kimmel, Jackwyn Nemerov, Wesley R. Card, Irwin Samelman, Robert M. Andreoli and Patricia Stensrud.

Chairman of the Board: Robert M. Andreoli.

In addition, immediately after the Closing all of the present officers of the Company shall continue to serve as officers of the Victoria Division until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. In the event that any person referred to above is unable or unwilling to serve as a director or officer and his successor has not yet been appointed and qualified, then the vacancy caused thereby shall be filled as provided in the By-Laws of the Company and applicable law. Such persons shall serve as officers and directors until the earlier of their resignation or removal or otherwise ceasing to serve or until their respective successors are duly elected and qualified, as the case may be. Notwithstanding anything in this Section 2.8, Andreoli shall be elected as a director of the Company for so long as he is employed under the Andreoli Employment Agreement.

    2.9 Securityholders’ Representatives.

        (a) By the execution and delivery of this Agreement, each of the institutional Securityholders listed on Schedule 2.9(a)(i) hereto (the "Institutional Securityholders") irrevocably constitutes and appoints Recovery Equity Investors II, L.P. as its true and lawful agent and attorney-in-fact (the "Institutional Representative") and each of the Securityholders listed in Schedule 2.9(a)(ii) hereto hereby irrevocably constitutes and appoints Robert M. Andreoli as his or her true and lawful agent and attorney-in-fact (the "Management Representative"; the Institutional Representative and the Management Representative are herein referred to collectively as the "Representatives"), in each case with full power of substitution to act in his, her or its name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement, and to act on his, her or its behalf in any dispute, litigation or arbitration involving this Agreement, do or refrain from doing all such further acts

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and things, and execute all such documents as the Representatives shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

            (i) to waive any condition to the obligations of the Company and the Securityholders to consummate the transactions contemplated by this Agreement (which waiver shall require the joint action of the Representatives) other than the obligations of Jones to make the payments to the Securityholders required to be made on the Closing Date;

            (ii) to act for the group of Securityholders represented by it or him with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any claim on behalf of such Securityholders and to transact matters of litigation;

            (iii) in the case of the Management Representative, to execute and deliver all ancillary agreements, certificates and documents, and to make representations and warranties therein, on behalf of the Securityholders represented by him which such Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

            (iv) to do or refrain from doing any further act or deed on behalf of the Securityholders represented by it or him which such Representative deems necessary or appropriate in its or his sole discretion relating to the subject matter of this Agreement, as fully and completely as each such Securityholder could do if personally present; and

            (v) to receive all notices and service of process on behalf of the Securityholders represented by it or him in connection with any claims or matters under this Agreement (and the Representatives agree to deliver copies of all such notices and service of process to the Securityholders represented by them).

    Notwithstanding the foregoing grant of authority by the Institutional Securityholders, the Institutional Representative shall not settle any monetary dispute without the prior written consent of each of the Institutional Securityholders and shall not take any other action as Institutional Representative that adversely affects any Institutional Securityholder without such Securityholder’s prior written consent. Furthermore, if the Institutional Representative elects to dispute the Contingent Payment Statement as provided in Section 2.7, it shall notify the Institutional Securityholders of such action within 60 days after the delivery of the Contingent Payment Statement. If within 20 days after delivery of such notice an Institutional Securityholder gives the Institutional Representative written notice that it opts out of any dispute under Section 2.7(b), such Institutional Securityholder shall be deemed to have accepted the Jones' determination of the Contingent Payment and shall not be responsible for any expenses incurred by the Institutional Representative in connection with such dispute. In the event the resolution of the dispute results in EBIT greater than the amount of the Contingent Payment Statement first delivered by Jones to the Securityholders, the additional Contingent Payment

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payable to the Securityholders in accordance with Section 2.7(b) shall be allocated among and paid pro rata solely to those Securityholders who did not opt out of the dispute.

        (b) If Robert M. Andreoli dies or otherwise becomes incapacitated and unable to serve as Management Representative, then Richard M. Andreoli, Patricia Stensrud and Steven J. O’Neil, together, shall serve as the new Management Representative and shall act by majority vote. The appointment of the Representatives shall be deemed coupled with an interest and shall be irrevocable, and Jones and any other person may conclusively and absolutely rely, without inquiry, upon any action of each Representative on behalf of the Securityholders represented by it or him in all matters referred to herein. All notices delivered by Jones or Holdings to the Representatives (whether pursuant hereto or otherwise) for the benefit of the Securityholders shall constitute notice by Jones or Holdings to the Securityholders represented by each Representative to whom such notice is delivered. The Representatives shall act for the Securityholders whom they represent on all of the matters set forth in this Agreement in the manner the Representatives believe to be in the best interest of the Securityholders whom they represent and consistent with their obligations under this Agreement, but the Representatives shall not be responsible to the Securityholders for any loss or damages the Securityholders may suffer by reason of the performance by the Representatives of their duties under this Agreement, other than loss or damage arising from willful violation of this Agreement or the law or gross negligence in the performance of their duties under this Agreement.

    The Securityholders agree to indemnify and hold harmless their respective Representative for any loss or damage arising from the performance of his or its duties as their Representative hereunder, including without limitation the cost of any accounting firm (including the Representative Auditors) or legal counsel retained by such Representative on behalf of such Securityholders, but excluding any loss or damage arising from willful violation of this Agreement or the law or gross negligence in the performance of it or his duties under this Agreement.

        (c) All actions, decisions and instructions of the Institutional Representative taken, made or given pursuant to the authority granted to such Institutional Representative pursuant to paragraph (a) above shall be conclusive and binding upon all Institutional Securityholders and all actions, decisions and instructions of the Management Representative taken, made or given pursuant to the authority granted to such Management Representative pursuant to paragraph (a) above shall be conclusive and binding upon all individual Securityholders. Jones hereby acknowledges that either of the Representatives may with respect to any particular action, decision or instruction solicit the consent of the Securityholders it or he represents before acting.

        (d) The provisions of this Section 2.9 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Securityholders to the Representatives and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Securityholder.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Jones and Holdings as follows:

    3.1 Corporate Organization; Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions listed in Section 3.1 of the Disclosure Schedule which are all the jurisdictions in which such qualification is required except jurisdictions in which the Company’s failure to qualify to do business will not reasonably be likely to have a material adverse effect on the business, prospects, operations, properties, assets or condition (financial or otherwise) of the Company. The copies of the articles of incorporation and by-laws and all amendments thereto of the Company heretofore delivered to Jones are complete and correct copies of such instruments as presently in effect.

    3.2 Capitalization of the Company. As of the date of this Agreement, the authorized capital stock of the Company consists of the Company Common Stock, of which 3,500 shares are issued and outstanding, and the Company Preferred Stock, of which 6,600 shares are issued and outstanding. All issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. Except as set forth in Section 3.2 of the Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for the Company’s capital stock; (b) options, warrants or other rights to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company; or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights.

    3.3 Subsidiaries. Section 3.3 of the Disclosure Schedule sets forth the name, jurisdiction of organization and capitalization of each Company Subsidiary and the jurisdictions in which each Company Subsidiary is qualified to do business. Except as disclosed in Section 3.3 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation, limited liability company, partnership or any other entity or have any direct or indirect equity or ownership interest in any business. Except as and to the extent set forth in Section 3.3 of the Disclosure Schedule, all of the outstanding equity securities of each Company Subsidiary are owned directly or indirectly by the Company, free and clear of all liens, options or encumbrances of any kind and all claims or charges of any kind, and are validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Company Subsidiary to any person except the Company. Each

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Company Subsidiary (i) is an entity duly organized, validly existing and in good standing under the laws of its state of organization; and (ii) has full power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. Each Company Subsidiary is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction listed opposite the name of such Company Subsidiary in Section 3.3 of the Disclosure Schedule, which are the only jurisdictions in which the properties owned or leased or the nature of the business conducted by it makes such qualification necessary. The copies of the certificate of incorporation and by-laws or other organizational certificate and all amendments thereto of each Company Subsidiary heretofore delivered to Jones are complete and correct copies of such instruments as presently in effect.

    3.4 Authorization; No Conflicts.

        (a) The Company has full corporate power and authority necessary to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of the Company and Shareholders have taken all action required by law, the Company’s articles of incorporation, its by-laws or otherwise to be taken by them to authorize the execution, delivery and performance of this Agreement by the Company and each other agreement, document and instrument to be executed and delivered by the Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and this Agreement and each agreement, document and instrument to be executed by the Company pursuant to this Agreement, constitutes, or when executed and delivered will constitute, a legal, valid and binding obligation of the Company enforceable against it in accordance with their respective terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        (b) Except as set forth in Section 3.4(b) of the Disclosure Schedule (and other than (i) leases entered into in the ordinary course of business which individually either require annual payments of less than $25,000 or have terms of less than three years or (ii) other commitments requiring payments not exceeding $100,000 in the aggregate), neither the execution and delivery of this Agreement and each other agreement, document and instrument referred to in Section 3.4(a), nor the consummation of the transactions contemplated hereby or thereby will violate any provision of the articles or certificate of incorporation or by-laws or other organizational documents of the Company or any Company Subsidiary, or to the knowledge of the Company, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of the Company or any Company Subsidiary under any agreement or commitment to which the Company or any Company Subsidiary is a

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party or by which the Company or any Company Subsidiary is bound, or to which the property of the Company or any Company Subsidiary is subject, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to the Company or any Company Subsidiary.

    3.5 Financial Statements. The Company has heretofore delivered to Jones and Holdings: (i) a consolidated balance sheet of the Company and the Company Subsidiaries as at June 30 in each of the years 1998 and 1999; and consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows for each of the years then ended, all audited and certified by Arthur Andersen, LLP, whose reports thereon are included therein; and (ii) an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as at May 31, 2000 (the "Balance Sheet"), and unaudited consolidated statements of income, shareholders’ equity (deficit) and cash flows for the 11-month period then ended. Such consolidated balance sheets and the notes thereto fairly present the consolidated assets, liabilities and financial condition of the Company and the Company Subsidiaries as at the respective dates thereof, and such consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows and the notes thereto fairly present the results of operations for the periods therein referred to; all in accordance with generally accepted accounting principles consistently applied throughout the periods involved except, in the case of unaudited statements, for normal year-end adjustments, which adjustments will not be material either individually or in the aggregate.

    3.6 No Undisclosed Liabilities; Etc. As of May 31, 2000, neither the Company nor any Company Subsidiary had liabilities or obligations of any nature (absolute, accrued, contingent or otherwise), and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation, not otherwise disclosed herein which are not reflected or reserved against in the Balance Sheet, which, in accordance with generally accepted accounting principles, should have been shown or reflected in the Balance Sheet, and which, individually or in the aggregate, would be material.

    3.7 Accounts Receivable. All accounts receivable of the Company and each Company Subsidiary (including factored accounts), whether reflected in the Balance Sheet or otherwise, arose in the ordinary course of business in a manner consistent with past practices for goods or services delivered or rendered and are not subject to refunds, counterclaims or set offs, and have been, or to the knowledge of the Company, will be, collected, subject to the applicable reserves set forth in the Balance Sheet.

    3.8 Inventory. Except as otherwise set forth in Section 3.8 of the Disclosure Schedule, (i) all of the inventories of the Company and each Company Subsidiary whether reflected on the Balance Sheet or otherwise consist of a quality and quantity usable and salable in the ordinary and usual course of business, except for items of obsolete materials and materials of below-standard quality and shrinkage, all of which have been written off or written down to fair market value; (ii) all inventories not written off have been properly priced at the lower of cost or market in accordance with generally accepted accounting principles consistently applied; (iii) the quantities of each type of inventory (whether raw materials, work-in-process, or finished goods)

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are not excessive or slow moving, but are reasonable and warranted in the present circumstances of the Company and each Company Subsidiary; and (iv) to the knowledge of the Company, all work in process and finished goods inventory are free of any material defect or other material deficiency in design, material and workmanship and is usable and suitable for its intended purpose. Section 3.8 of the Disclosure Schedule sets forth the name and address of each location of inventory of the Company and each Company Subsidiary (wherever located) and the type and amount of such inventory.

    3.9 Absence of Certain Changes. Except as and to the extent set forth in Section 3.9 of the Disclosure Schedule, since May 31, 2000, neither the Company nor any Company Subsidiary has:

        (a) Suffered any material adverse change in its working capital, condition (financial or otherwise), assets, liabilities (absolute, accrued, contingent or otherwise), reserves, properties, prospects, business or operations;

        (b) Incurred any liabilities or commitments or obligations including commitments to make capital expenditures, except for items which were incurred in the ordinary course of business, none of which in the singular or aggregate exceeds $25,000 (counting all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

        (c) Entered into, extended, materially modified, terminated or renewed any contract, lease, license, permit or commitment, except in the ordinary course of business and on terms no less favorable to the Company than previously existed, or (ii) made purchases of raw materials or supplies, or sold or purchased any assets except for:

(A) contracts or commitments for the purchase of, and purchases of, raw material or supplies, made in the ordinary course of business and consistent with past practice,

(B) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business and consistent with past practice, and

(C) other contracts, commitments, purchases or sales (other than of inventory) in the ordinary course of business and consistent with past practice, the value of which does not exceed $25,000;

    (d) Paid, discharged or satisfied any claim, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past

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practice of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business since the date of the Balance Sheet;

        (e) Failed to pay or satisfy its uncontested accounts payable, debts, obligations and other liabilities for a period of 30 days after due;

        (f) Permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for Permitted Liens (as defined in Section 3.10).

        (g) Written down or up the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

        (h) Canceled any debts in excess of $10,000 individually or in the aggregate or waived any claims or rights of substantial value;

        (i) Disposed of or permitted to lapse any rights to the use of any of the Intellectual Property (as defined in Section 3.12), or disposed of or disclosed (except as necessary in the conduct of its business) to any person other than representatives of Jones any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

        (j) Granted or otherwise committed to make any increase in the compensation or fringe benefits, payable or to become payable, of those directors, officers or salaried employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or make any bonus, severance, or termination or similar payments to, or establish, adopt or amend any employee retirement or benefit plan or program; or entered into any collective bargaining agreement, service or termination agreement;

        (k) Declared any dividends (other than regularly scheduled dividends in respect of the Company Preferred Stock) or made any other form of capital distribution affecting its equity, or paid or incurred directors’ fees;

        (l) Made any change in any method of accounting or accounting practice;

        (m) Paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors except for compensation to directors and officers at rates not exceeding the rates of compensation paid during the fiscal year of the Company ended June 30, 1999;

        (n) To the knowledge of the Company, failed to comply in all material respects with all laws applicable to the conduct of business; or

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        (o) Agreed, whether in writing or otherwise, to take any action prohibited by this Section.

    3.10 Title to Properties: Encumbrances. Section 3.10(a) of the Disclosure Schedule identifies all parcels of property owned in fee by the Company or any Company Subsidiary, and indicates which, if any, of such parcels is not presently used in the conduct of the Company’s business or has been assigned or subleased to another person or entity. Each of the Company and the Company Subsidiaries has good, valid and marketable title to all properties and assets which it purports to own (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Balance Sheet (except for inventory and obsolete equipment sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice), and all the properties and assets purchased by the Company and Company Subsidiaries since the date of the Balance Sheet, which subsequently acquired properties and assets (other than real property and inventory) are disclosed in Section 3.10(b) of the Disclosure Schedule (other than immaterial properties and assets acquired in the ordinary course of business), except in each case for (i) liens for taxes which are not material in amount and which are not yet due and payable or which are being contested in good faith with the appropriate taxing authorities, (ii) statutory, common law, builder, mechanic, warehouseman, materialmen, contractor, workmen, repairmen, carrier or other liens which do not interfere with the use by the Company and the Company Subsidiaries of the assets relating to the business of the Company and the Company Subsidiaries or (iii) other imperfections of title which are not substantial in character, amount or extent in relation to the property and which do not materially interfere with the conduct of the ordinary course of business of the Company and the Company Subsidiaries or materially impair the use or value of the property (collectively, "Permitted Liens"). Except as set forth in Section 3.10(c) of the Disclosure Schedule, all such properties and assets are free and clear of all title defects or objections, Liens, including, without limitation leases (except as set forth in Section 3.13(a) of the Disclosure Schedule), chattel mortgages, deed of trusts, conditional sales contracts, collateral security arrangements, environmental liens, including environmental land use restrictions, and other title or interest retention arrangements, and are not, in the case of real property, except as set forth in Section 3.10(d) of the Disclosure Schedule, subject to any rights of way, encroachments, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever or other right of third parties, whether voluntarily incurred or arising by operation of law, including without limitation, any agreement to give any of the foregoing in the future and any contingent sale or other title retention agreement, except in each case (i) with respect to all such properties and assets, liens securing specified liabilities or obligations shown on the Balance Sheet and (ii) for Permitted Liens. The rights, properties and other assets presently owned, leased or licensed by the Company and the Company Subsidiaries and described elsewhere in this Agreement include all rights, properties and other assets necessary to permit each of the Company and the Company Subsidiaries to conduct its business in all material respects in the same manner as its business has been conducted prior to the Closing Date. All of the properties and assets of the Company and the Company Subsidiaries are maintained and operated in conformity with all applicable laws,

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ordinances, and regulations relating thereto currently in effect, except where such nonconformity would not have a material adverse effect on the business or operations of Company.

    3.11 Plants, Structures and Equipment. Except as set forth in Section 3.11 of the Disclosure Schedule, to the knowledge of the Company, the plants, structures and equipment of the Company and each Company Subsidiary are structurally sound with no known defects which would materially adversely affect the value, use or operation thereof, and are in good operating condition and repair and are adequate for the uses to which they are being put; and none of such plants, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. Except as set forth in Section 3.11 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has received notification that it is in violation of any applicable building, zoning, anti-pollution, health or other law, ordinance or regulation in respect of its plants or structures or their operations and to the knowledge of the Company, no such violation exists.

    3.12 Patents, Trademarks, Trade Names, Etc. The Company and each Company Subsidiary owns, or is licensed or otherwise has the right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of the business as heretofore conducted by it (the "Intellectual Property"). Section 3.12(a) of the Disclosure Schedule lists (a) all patents and patent applications and all registrations and applications for registration of trademarks, trade names and copyrights used or proposed to be used by the Company or any Company Subsidiary, including, with respect to each such trademark, a list of each jurisdiction in which such trademark is registered or in which applications for registration have been filed, any opposition filed and pending, the status of such registrations, oppositions and expirations dates, and a listing of all written licenses and other agreements relating thereto and (b) a listing of all written agreements relating to technology, know-how or processes which the Company or any Company Subsidiary is licensed or authorized to use by others. Except as set forth in Section 3.12(b) of the Disclosure Schedule, the Company and each Company Subsidiary has the sole and exclusive right to use the Intellectual Property, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. To the knowledge of the Company, no claims have been asserted by any person relating to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such license or agreement relating to the use of the Intellectual Property, and the Company does not know of any valid basis for any such claim; and to the knowledge of the Company, the use of the Intellectual Property by the Company or any Company Subsidiary does not infringe on the rights of any person.

    3.13 Leases. Section 3.13(a) of the Disclosure Schedule lists all leases and subleases pursuant to which the Company or any Company Subsidiary leases real property, and all material leases and subleases pursuant to which the Company or any Company Subsidiary leases personal property, copies of which have previously been delivered to Jones. Except as set forth in Schedule 3.13(b) of the Disclosure Schedule, to the knowledge of the Company, all such leases are in full force and effect; there are no existing material defaults by the Company or any Company Subsidiary and, to the knowledge of the Company, no event has occurred which

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(whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder.

    3.14 Taxes. Each of the Company and the Company Subsidiaries has timely filed all tax reports and returns required to be filed by it and have duly withheld and paid all taxes, levies, duties, tariffs and governmental impositions and other charges of any kind in the nature of taxes ("Taxes"), required to be withheld and paid by it (whether or not shown on any tax return) or claimed to be due from it by federal, state, local or foreign taxing authorities (including, without limitation, those due in respect of the properties, income, franchises, licenses, sales or payrolls of any of them); the reserves for Taxes reflected in the Balance Sheet are adequate; there are no tax liens upon any property or assets of the Company or any Company Subsidiary except liens for current Taxes not yet due or which are being contested in good faith with the appropriate taxing authorities as disclosed in Section 3.14 of the Disclosure Schedule. Except to the extent set forth in Section 3.14 of the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return for any period. Except to the extent set forth in Section 3.14 of the Disclosure Schedule, since July 1, 1996, no claim has been received in writing by the Company, there are no pending or threatened audits, and the Company is not aware that there has been, during the past 12 months, any oral notice, from an authority in a jurisdiction where any of the Company or Company Subsidiaries does not file tax returns that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction.

    3.15 Material Contracts.

        (a) The Company has provided or made available to Jones (i) true and complete copies of all material contracts and agreements ("Material Contracts") relating to the business of the Company and the Company Subsidiaries, each of which is included on Section 3.15(a) of the Disclosure Schedule, or (ii) with respect to such Material Contracts that have not been reduced to writing, a written description thereof, each of which is listed on Section 3.15(a) of the Disclosure Schedule. Neither the Company nor any Company Subsidiary is, or has received any notice or has any knowledge that any other party is, in default in any respect under any such Material Contract; and to the knowledge of the Company, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default under the Material Contracts.

        (b) In addition, except as set forth on Section 3.15(b) of the Disclosure Schedule:

            (i) Neither the Company nor any Company Subsidiary has any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days without liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

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            (ii) Neither the Company nor any Company Subsidiary has any employment agreements, or any other agreements, understandings or commitments that contain any severance liabilities or obligations;

            (iii) Neither the Company nor any Company Subsidiary has any collective bargaining or union contracts or agreements;

            (iv) Neither the Company nor any Company Subsidiary is restricted by agreement from carrying on its business anywhere it is presently conducting business;

            (v) To the knowledge of the Company, neither the Company nor any Company Subsidiary is under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or its customers other than in the ordinary course of business consistent with past practice;

            (vi) Neither the Company nor any Company Subsidiary has guaranteed the obligations of others in writing or, to the knowledge of the Company, orally, other than guarantees of the Company of obligations of the Company Subsidiaries and guarantees of the Company Subsidiaries of obligations of each other or of the Company; and

            (vii) Neither the Company nor any Company Subsidiary has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise) evidenced in writing or, to the knowledge of Securityholders, given or incurred orally, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, other than guarantees of the Company of obligations of the Company Subsidiaries and guarantees of the Company Subsidiaries of obligations of each other or of the Company.

    3.16 Customers and Suppliers. Sections 3.16 (a) and (b) of the Disclosure Schedule, respectively, sets forth: (a) a complete and accurate list of the names of the 10 largest customers of the Company, including the Company Subsidiaries (on a consolidated basis), in terms of sales during fiscal 1998 and 1999, the 20 largest customers for the nine-month period ended March 31, 2000, showing the approximate total sales by the Company to each such customer during such periods; and (b) a complete and accurate list of the 10 largest suppliers of the Company and the Company Subsidiaries (on a consolidated basis) in terms of purchases by the Company during fiscal 1998 and 1999 and the 20 largest suppliers for the nine-month period ended March 31, 2000 showing the approximate total purchases by the Company, including the Company Subsidiaries, from each such supplier during such periods. Except to the extent set forth in Section 3.16(c) of the Disclosure Schedule, there has not been any material adverse change in the business relationship of the Company or any Company Subsidiary with any customer or supplier named in Sections 3.16(a) and 3.16(b) of the Disclosure Schedule. Except for customers and suppliers named in Schedules 3.16(a) and 3.16(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary had any customer who accounted for more than 5% of the Company’s sales (on a consolidated basis) during fiscal 1999 or the nine-month period ended

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March 31, 2000 or any supplier from whom it purchased more than 5% of the goods or services which it purchased during fiscal 1999 or the nine-month period ended March 31, 2000.

    3.17 Orders, Commitments and Returns.

        (a) Accepted and Unfulfilled Orders. Section 3.17(a) of the Disclosure Schedule sets forth the aggregate amounts of all accepted and unfulfilled orders for the sale of merchandise entered into by the Company or any Company Subsidiary as of June 30, 2000.

        (b) Open Purchase Orders. Section 3.17(b) of the Disclosure Schedule sets forth the aggregate amount to be paid by the Company or any Company Subsidiary pursuant to all contracts or commitments for the purchase of supplies involving (in each case) payments in excess of $50,000 by it as of June 30, 2000, all of which orders, contracts and commitments have been made in the ordinary course of business.

        (c) Returns. Section 3.17(c) of the Disclosure Schedule sets forth as of July 26, 2000, each known claim against the Company or any Company Subsidiary to return merchandise in excess of $5,000 by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable or would give rise to a discount on future purchases or other allowance of any type.

        (d) Chargebacks and Allowances. Section 3.17(d) of the Disclosure Schedule sets forth the aggregate chargebacks and allowances (whether claimed or allowed) for fiscal 1999 and through June 30, 2000.

    3.18 Agreements in Full Force and Effect. Except as set forth in Section 3.18 of the Disclosure Schedule, to the knowledge of the Company, all contracts, agreements, plans, leases, policies and licenses referred to in Section 3.15 of the Disclosure Schedule are valid and in full force and effect. True and complete copies thereof, with all amendments and supplements thereto, have been heretofore delivered by the Company to Jones.

    3.19 Insurance. Section 3.19(a) of the Disclosure Schedule contains an accurate and complete list of all policies and binders of fire, liability, workmen’s compensation, products liability and all other forms of insurance maintained by the Company and each Company Subsidiary (except for insurance maintained for employees, which is set forth in Section 3.21(b) of the Disclosure Schedule), and other forms of insurance owned or held by the Company and each Company Subsidiary. All such policies are in full force and effect, all premiums due and payable with respect thereto covering all periods up to and including the Closing Date have been or will be paid, and no notice of cancellation or termination has been received with respect to any such policy. To the knowledge of Securityholders, such policies are sufficient for compliance with all requirements of law and of all agreements to which the Company and each Company Subsidiary is a party; are valid, outstanding and enforceable; provide adequate insurance coverage for the assets and operations of the Company and each Company Subsidiary; and will

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remain in full force and effect until the Closing. Section 3.19(b) of the Disclosure Schedule identifies all risks which the Company and each Company Subsidiary has designated as being self insured. Section 3.19(c) of the Disclosure Schedule identifies those pending (or, to the knowledge of Securityholders, threatened) claims as to which the insurance carrier has denied coverage or has advised the Company or any Company Subsidiary that it is defending such claim under reservation of rights. Neither the Company nor any Company Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

    3.20 Labor, Customs, Health and Safety Law Matters.

        (a) Employment Law Matters. Except to the extent set forth in Section 3.20 of the Disclosure Schedule, (a) to the knowledge of the Company, the Company, all Company Subsidiaries and their respective subcontractors are in compliance in all material respects with (i) all applicable laws respecting employment and employment practices, terms and conditions of employment and wages (including overtime wages) and hours and (ii) all child and other labor laws and regulations of the United States and other countries in which the Company’s products are manufactured or assembled; (b) to the knowledge of the Company, the Company and the Company Subsidiaries are not engaged in any unfair labor practice; (c) there is no unfair labor practice complaint against the Company or any Company Subsidiary pending before the National Labor Relations Board; (d) there is no labor strike, slowdown or work stoppage actually pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary; (e) to the knowledge of the Company, no representation question exists respecting the employees of the Company or any Company Subsidiary; (f) no grievance which would have a material adverse effect on the Company or any Company Subsidiary or the conduct of its business nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the knowledge of the Company, no such grievance or arbitration proceeding is threatened; (g) there is no collective bargaining agreement binding on the Company or any Company Subsidiary; and (h) neither the Company nor any Company Subsidiary has experienced any work stoppage or other labor strike or, to the knowledge of the Company, attempts to organize employees of the Company or any Company Subsidiary by organized labor in the past four years.

        (b) Customs, Health and Safety Law Matters. Except as set forth in Section 3.20 of the Disclosure Schedule, all of the Company’s and the Company Subsidiaries’ products are manufactured, offered for sale, sold, labeled, packaged and distributed, and advertised, marketed, promoted, publicized and otherwise exploited in accordance with all applicable customs requirements and country of origin regulations and all applicable laws and regulations relating to health and safety, and those laws and regulations relating to the disclosure of information to the consumer, such as truth-in-advertising and materials content labeling laws and regulations.

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        (c) Compliance Monitoring. Included in Section 3.20 of the Disclosure Schedule is a copy of the guidelines pursuant to which the Company and Company Subsidiaries monitor the performance of their respective subcontractors to assure compliance with the laws and regulations described in the foregoing paragraphs.

    3.21 Employee Benefit Plans.

        (a) Definitions. The following terms, when used in this Section 3.21, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

            (i) Benefit Arrangement. "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy, practice and procedure, and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees’ beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan, or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate may incur any liability, and (C) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

            (ii) Employee Plans. "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

            (iii) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            (iv) Multiemployer Plan. "Multiemployer Plan" shall mean any "Multiemployer Plan," as defined in Section 4001(a)(3) of ERISA, (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

    (v) PBGC. "PBGC" shall mean the Pension Benefit Guaranty Corporation.

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            (vi) ERISA Affiliate. "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control" with the Company as defined in Section 414(b) or (c) of the Code.

            (vii) Pension Plan. "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

            (viii) Welfare Plan. "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

        (b) Disclosure:  Delivery of Copies of Relevant Documents and Other Information. Section 3.21(b) of the Disclosure Schedule contains a complete list of the Company’s Employee Plans. True and complete copies of each of the following documents have been previously delivered by the Company to Jones and Holdings: (i) each Welfare Plan, Pension Plan and Multiemployer Plan (and, if applicable, related trust agreements) and all amendments thereto, the most recent summary plan description thereof (if required by ERISA) and all annuity contracts or other funding instruments, (ii) each Benefit Arrangement, including written interpretations thereof and written descriptions thereof which have been distributed to the Company’s employees (including descriptions of the number and level of employees covered thereby) and a complete description of any Benefit Arrangement which is not in writing, (iii) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Pension Plan and each Welfare Plan (other than a "multiemployer plan," as defined in Section 3(37) of ERISA), (iv) for the three most recent plan years, Annual Reports on Form 5500 required to be filed with any governmental agency for each Pension Plan and (v) a description setting forth the amount of any liability of the Company as of the Closing Date for payments more than 30 calendar days past due with respect to each Welfare Plan.

        (c) Representations. Except as set forth in Section 3.21(c) of the Disclosure Schedule, the Company represents and warrants as follows:

            (i) Pension Plans.

(A) Neither the Company nor any ERISA Affiliate maintains or contributes to or has maintained or contributed to a Pension Plan which is subject to the minimum funding requirements of Section 412 of the Code

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or Part 3 of Title I of ERISA. Neither the Company nor any ERISA Affiliate has any liability for any unpaid contributions due with respect to any Pension Plan.

(B) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company (with respect to their relationship with such entities) has been determined by the Internal Revenue Service to be qualified and tax-exempt under the provisions of Sections 401(a) (or 403(a), as appropriate) and 501(a) of the Code and the Company is not aware of any circumstances that could reasonably be expected to result in revocation of such determination.

(C) No Pension Plan, related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company (with respect to their relationship with such entities), has been maintained, both as to form and in operation in such a manner that could reasonably be expected to cause the Company to incur any liability under any statute, order, rule and regulation which is applicable to such plans, including without limitation, ERISA and the Code.

(D) Neither the Company nor any ERISA Affiliate maintains or contributes to or has maintained or contributed to a Pension Plan subject to Title IV of ERISA.

(E) Any terminated Pension Plan received a favorable determination letter from the Internal Revenue Service with respect to its termination.

            (ii) Multiemployer Plans. Neither the Company nor any ERISA Affiliate contributes to, or within the past four years has been obligated to contribute to, a Multiemployer Plan.

            (iii) Welfare Plans.

(A) None of the Company’s Welfare Plans has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company, or such employee’s, dependents or spouse, pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan.

(B) No Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in such a manner that could

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reasonably be expected to cause the Company to incur any liability under any statute, order, rule or regulation which is applicable to such plans, including, without limitation, ERISA and the Code.

            (iv) Litigation. There is no action, order, writ, injunction, judgment or decree or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits (other than a routine claim for benefits pursuant to the terms of the plan) under any Employee Plan that is pending or, to the Company’s knowledge, threatened or anticipated against the Company, any ERISA Affiliate or any Employee Plan.

            (v) No Amendments. Neither the Company nor any ERISA Affiliate has announced any plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of the Company (with respect to their relationship with such entities) or to amend or modify any existing Employee Plan.

            (vi) Insurance Contracts. Neither the Company nor any Pension Plan (other than a Multiemployer Plan) holds as an asset of any Pension Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

            (vii) No Acceleration or Creation of Rights. Except as set forth in Section 3.21(vii) of the Disclosure Schedule, neither the execution and delivery of this Agreement or other related agreements by the Company nor the consummation of the transactions contemplated hereby or the related transactions will result in (i) the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock (or the acceleration or creation of any rights under any severance, parachute or change in control agreement) or (ii) require the Company to make a larger contribution to, or pay greater benefits or provide other rights under, any Employee Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered or (iii) create or give use to any additional vested rights or service credits under any Employee Plan whether or not some other subsequent action or event would be required to cause such creation or acceleration to be triggered.

    3.22 Litigation. Except as set forth in Section 3.22 of the Disclosure Schedule, there is no order, writ, injunction, judgment or decree outstanding, or any claim, action, suit, litigation, labor dispute, arbitrational action, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending, or to the knowledge of the Company, threatened, against or involving the Company or any Company Subsidiary, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Securityholders pursuant to this Agreement or in connection with the transactions contemplated hereby. Except as set forth in Section 3.22 of the Disclosure Schedule, to the knowledge of the Company, neither the Company nor any Company Subsidiary

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is in default under or in violation of, nor has the Company or any Company Subsidiary received any notice for any claim or default under or violation of, any contract or commitment to which it is a party or by which it is bound. Neither the Company nor any Company Subsidiary is subject to any judgment, order or decree entered in any lawsuit or proceeding which would have a material adverse effect on its business practices or on its ability to conduct its business in the manner as it is conducted as of the Closing Date or in any other manner.

    3.23 No Condemnation or Expropriation. Neither the whole nor any portion of the leaseholds or any other real property of the Company or any Company Subsidiary is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

    3.24 Permits, Consents and Approvals of Governmental Authorities. Each of the Company and the Company Subsidiaries has all permits, licenses, franchises, approvals, registrations, authorizations, consents or orders of, or filings (collectively the "Permits") with any governmental authority, whether foreign, federal, state or local, that are required and necessary to conduct its business in substantially the manner in which it is currently being conducted, except where the failure to have any such Permits would not individually or in the aggregate be reasonably expected to (a) have a material adverse effect on the ability of the Company or any Company Subsidiary to conduct its business in the normal course or (ii) subject the Company to any material cost or expense. To the knowledge of the Company, all such Permits are valid and in full force and effect. Other than filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") by REI, and the Form III filing under the Connecticut Transfer Act, and except as set forth in Section 3.27 of the Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by the Company and Securityholders.

    3.25 Consents. Section 3.25 of the Disclosure Schedule sets forth and identifies, including the name of the party and the address, all consents, assignments, releases, waivers and approvals required of any third person or entity necessary to consummate the transactions contemplated hereby by the Company and Securityholders.

    3.26 Compliance with Law. Except as set forth in Section 3.26 of the Disclosure Schedule, the business of the Company and the Company Subsidiaries is, and since July 1, 1996 has been, conducted in accordance with and in compliance with, or in conformity with, all applicable laws, statutes, rules, orders, ordinances, judgments, decrees, or regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions, courts, departments, authorities, and agencies thereof, having jurisdiction over the Company and the Company Subsidiaries, except where any violations would not individually or in the aggregate be reasonably expected to (i) have a material adverse effect on the ability of the Company or any Company Subsidiary to conduct its business in the ordinary

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course or (ii) to the knowledge of the Company, subject the Company or any Company Subsidiary to any material cost or expense. Except as set forth in Section 3.26 of the Disclosure Schedule, since July 1, 1996, neither the Company any Company Subsidiary has received notice to the effect that it is not in compliance with such laws, statutes, rules, ordinances, judgments, decrees, regulations or other requirements.

    3.27 Compliance with Environmental Laws.

        (a) Definitions. The following terms, when used in this Section 3.27, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

            (i) "Release" shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing on, in or into the environment of any Hazardous Substance.

            (ii) "Hazardous Substance" shall mean any quantity of asbestos in any form, formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, solvents, cutting oils, degreasers, machine tool oils, all forms of natural gas, petroleum products, by-products or wastes, any radioactive substance, any solid waste, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other hazardous substance, material or waste (as defined in or for purposes of any Environmental Law) whether solid, semi-solid, liquid or gas, and any other substance which is now subject to regulation or control under any Environmental Law.

            (iii) "Environmental Condition" shall mean conditions with respect to air, water, groundwater, soil or other media, in which the presence of Hazardous Substances could create liability or responsibility to remediate or give rise to any claim, including third party claims.

            (iv) "Environmental Laws" shall mean all applicable federal, state, local or foreign laws, statutes, ordinances, regulations, rules, judgments, orders and licenses which (i) regulate or relate to the protection or remediation of the environment, the use, treatment, storage, transportation, handling or disposal of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property (but not including protection of the health and safety of employees) or (ii) impose liability with respect to any of the foregoing, including without limitation the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA"), Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Sections 201, 300), Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), Clean Air Act (42 U.S.C. Section 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), or any other similar federal, state or local law or foreign law of similar effect, each as amended.

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            (v) "Facilities" shall mean all current and former plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings and real property, whether owned or leased, of the Company and the Company Subsidiaries.

        (b) Facilities. Except as set forth on Section 3.27 of the Disclosure Schedule, the Company and the Company Subsidiaries have operated the Facilities in compliance with all Environmental Laws, except for any noncompliance as would not have a material adverse effect on the Company’s or the Company’s Subsidiaries’ properties or operations.

        (c) Permits. Section 3.27 of the Disclosure Schedule lists all Permits which the Company and the Company Subsidiaries currently have which are required under any Environmental Law with respect to their activities and their Facilities. Except as set forth in Section 3.27 of the Disclosure Schedule, the Company and the Company Subsidiaries are in compliance with all such Permits, except for any noncompliance as would not have a material adverse effect on the Company’s or the Company’s Subsidiaries’ properties or operations.

        (d) Permits Required. Except as set forth on Section 3.27 of the Disclosure Schedule, the consummation of any of the transactions contemplated by this Agreement will not require an application by the Company or any Company Subsidiaries, for issuance, renewal, transfer or extension of, or any other administrative action regarding, any Permit required or any requirement under any Environmental Law.

        (e) Information Request and Notice of Violation. Except as set forth in Section 3.27 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice with respect to any current or former Facilities alleging that the Company or any Company Subsidiary is in violation of or in non-compliance with the conditions, requirements, standards or limits of any Permit required under any Environmental Law or the provisions of any Environmental Law, nor has the Company or any Company Subsidiary received a written information request with respect to such alleged or potential violations.

        (f) Pending Actions. Except as set forth on Section 3.27 of the Disclosure Schedule, there is not now pending or, to the knowledge of the Company, threatened, any action against the Company or any Company Subsidiary with respect to any of its past or current activities at any time under any Environmental Law or otherwise with respect to any Release or mishandling of any Hazardous Substance.

        (g) Judgments. Except as set forth on Section 3.27 of the Disclosure Schedule, there are no consent decrees, judgments, judicial or administrative orders, or similar decrees, judgments or orders under foreign law, or agreements with, or liens by, any governmental authority, quasi-governmental entity or any other person or entity relating to any Environmental Law which currently regulates, obligates, binds or in any way affects the Company or any Company Subsidiary with respect to past or current activities, the business or any current or former Facility.

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        (h) Hazardous Substances. Except as set forth on Section 3.27 of the Disclosure Schedule, there has been no Release of Hazardous Substances by the Company or, to the knowledge of the Company, by any third party and there is not and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled by the Company or, to the knowledge of the Company, by any third party, or otherwise currently existing on, about or from the Facilities or, to the knowledge of the Company, formerly existing on, under, about or from the Facilities, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about the Facilities in full compliance with all Environmental Laws, or as would not have a material adverse effect on the Company’s or the Company’s Subsidiaries’ properties or operations.

        (i) Handling of Hazardous Substances. Except as set forth on Section 3.27 of the Disclosure Schedule, the Company has at all times, with respect to its business, used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance with all Environmental Laws, except for any noncompliance as would not have a material adverse effect on the Company’s or the Company’s Subsidiaries’ properties or operations.

        (j) CERCLA or RCRA. Except as set forth on Section 3.27 of the Disclosure Schedule, no current or past use, generation, treatment, transportation, storage, disposal or handling practice of the Company or any Company Subsidiary with respect to any Hazardous Substance has resulted in any known liability at the Facilities or at any other site, nor has the Company received any formal notice that it is a responsible party or potentially responsible party, under CERCLA or RCRA or any applicable state, local or foreign law of similar effect.

        (k) Storage Tank or Pipeline. Except as set forth in Section 3.27 of the Disclosure Schedule, and except for connections with public utilities and discharges to, and intakes from, sewer lines, to the knowledge of the Company, there are no underground or above ground storage tanks or pipelines at any of the current Facilities of the Company or any Company Subsidiary, and there have been no Releases of Hazardous Substances from any such current underground or above ground storage tanks or pipelines, or from previously removed or closed underground or above ground storage tanks or pipelines, including without limitation any Release from or in connection with the filling or emptying of any such tank.

        (l) Environmental Audits or Assessments. True, complete and correct copies of the written reports, and all parts thereof, of all environmental audits or assessments which are in the possession or control of the Company or any Company Subsidiary and which have been conducted at the Facilities either by the Company or any Company Subsidiary or any attorney, environmental consultant or engineer engaged for such purpose or by any governmental agency, have been previously delivered to Jones and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which the Company has knowledge is included in Section 3.27 of the Disclosure Schedule.

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        (m) Indemnification Agreements. Except as set forth in Section 3.27 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Material Contract (excluding insurance policies disclosed on the Disclosure Schedule or leases or other agreements entered into in the ordinary course of business (such as agreements with vendors or vendees)) under which the Company or any Company Subsidiary is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning environmental conditions or claims under any Environmental Law.

        (n) Releases or Waivers. Except as set forth in Section 3.27 of the Disclosure Schedule, since July 1, 1996, neither the Company nor any Company Subsidiary has released in writing any other person or entity from any claim under any Environmental Law or waived in writing any rights concerning liability in connection with any Hazardous Substance.

        (o) Notices, Warnings and Records. Except as set forth on Section 3.27 of the Disclosure Schedule, each of the Company and the Company Subsidiaries has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws, except where the failure to do so would not have a material adverse effect on the Company’s or the Company’s Subsidiaries’ properties or operations.

    3.28 No Other Agreements. Except as set forth in Section 3.28 of the Disclosure Schedule, the Company has no commitment or legal obligation, absolute or contingent, to any other person or firm to sell or effect a sale of all or substantially all of the assets of the Company or any Company Subsidiary, to sell or effect a sale of any equity interests of the Company or any Company Subsidiary, to effect any merger, consolidation or the reorganization of the Company or any Company Subsidiary, or to enter into any agreement or cause the entering into of an agreement with respect thereto.

    3.29 Brokers and Finders. None of the Company or any officers, directors or employees of the Company has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

    3.30 Personnel. Section 3.30 of the Disclosure Schedule sets forth a true and complete list of:

        (a) the names and current salaries of all directors and elected and appointed officers of the Company and the Company Subsidiaries;

        (b) the salaries for all salaried employees of the Company and the Company Subsidiaries by classification, and the date of the last increase in compensation through July 25, 2000.

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    3.31 Insider Interests. Except as set forth in Section 3.31 of the Disclosure Schedule, to the knowledge of the Company, no officer, director or Securityholder of the Company is presently a party to any transaction with the Company or any Company Subsidiary including, without limitation, any contract, agreement or arrangement: (i) providing for the furnishing of services, (ii) providing for rental of real or personal property, or (iii) otherwise requiring payments to or from any such person or any trust, corporation, partnership or entity in which such person has any interest including in any property, real or personal, tangible or intangible, including without limitation, inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company.

    3.32 Bank Accounts. Section 3.32 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Company Subsidiary maintains safe deposit boxes or accounts of any nature.

    3.33 Disclosure. Neither this Agreement nor any Schedule, Exhibit, or other document delivered or to be delivered by the Company to Jones or Holdings in accordance with the terms hereof contain (or will contain) any untrue statement of material fact or omit (or will omit) to state any material fact, necessary in order to make the statements herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SECURITYHOLDERS

    Each Securityholder, individually as to itself only and not jointly or jointly and severally with any other Securityholder, represents and warrants to Jones and Holdings as set forth in Sections 4.1 through 4.6 and Sections 4.8 through 4.9. REI, Prudential, Foothill Capital Corporation ("Foothill") and VAGI Associates, L.P. ("VAGI"), individually as to itself only and not jointly or jointly and severally with any other Securityholder, represents and warrants to Jones and Holdings as set forth in Section 4.10(a), (b), (c) or (d), respectively. The Restricted Shareholders (as defined in Section 4.7) individually as to himself or herself only and not jointly or jointly and severally covenant as set forth in Section 4.7.

    4.1 Authorization and Due Execution; No Conflicts.

        (a) Such Securityholder, if a corporation, has taken all action required by law, its charter, by-laws, or otherwise, and such Securityholder, if a limited partnership, has taken all action required by law, its certificate of limited partnership, partnership agreement, or otherwise, to be taken by it to authorize the execution, delivery and performance by such Securityholder of this Agreement and each other agreement, document and instrument to be executed and delivered by it pursuant to this Agreement and the consummation by such Securityholder of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Securityholder, and constitutes, and each other agreement, document and

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instrument to be executed and delivered by such Securityholder pursuant to this Agreement, when so executed and delivered, will constitute, a legal, valid and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms except as (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        (b) Neither the execution and delivery of this Agreement and each other agreement, document or instrument to be executed and delivered by such Securityholder pursuant to this Agreement, nor the consummation of the transactions contemplated hereby or thereby by such Securityholder, will violate any provisions of the respective charter, by-laws, certificate of limited partnership, partnership agreement or other organizational documents, as applicable, of such Securityholder or, to its, his or her knowledge, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon the Company Shares or the Warrants, as applicable, owned by such Securityholder under, any agreement or commitment to which such Securityholder is a party or by which such Securityholder is bound, or violate any applicable statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to such Securityholder or the Company Shares or Warrants held by such Securityholder.

    4.2 No Distribution. The Jones Contingent Stock which may be acquired by such Securityholder hereunder will be acquired for his/its own account, for investment and not with a view to or for resale in connection with any "distribution" thereof as such term is used in connection with the registration provisions of the Securities Act of 1933, as amended (the "Securities Act"), except pursuant to the provisions of Section 7.2 hereof.

    4.3 Legend. Such Securityholder acknowledges that the following legend shall be affixed to the certificates for any Jones Contingent Stock issued pursuant to this Agreement:

The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended, nor the laws of any state. Accordingly, these securities may not be offered, sold, transferred, pledged or hypothecated in the absence of registration, or the availability, in the opinion of counsel reasonably satisfactory to the issuer, of an exemption from registration under the Securities Act of 1933, as amended, or the securities laws of any state. Therefore, the stock transfer agent will effect transfer of this Certificate only in accordance with the above instructions.

    4.4 Review of Applicable Laws. Such Securityholder acknowledges that Jones has informed it that any shares of Jones Contingent Stock to be received by such Securityholder

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pursuant hereto have not been registered under the Securities Act and may not be sold until they have been registered or an exemption from such registration is available.

    4.5 Knowledge and Experience. Such Securityholder has the knowledge and experience in financial and business matters necessary for making an informed decision on the merits and risk of the investment in the Jones Contingent Stock pursuant hereto.

    4.6 Availability of Information. Such Securityholder has had an opportunity to meet personally or by telephone conference with officers or representatives of Jones and has been provided with a full opportunity to ask questions of and receive answers from such persons concerning the business and affairs of Jones, its past and current operations and financial condition, and the transactions provided for in this Agreement.

    4.7 Restrictions on Transfers.

        (a) Robert M. Andreoli, Steven J. O’Neil, Patricia Stensrud, Richard M. Andreoli and Lauren Mandel (collectively, the "Restricted Shareholders") shall not sell, assign or transfer ("Transfer") their Jones Contingent Stock during the period of 12 months following the date of issuance of such Jones Contingent Stock.

        (b) The restrictions on transfer set forth in paragraph (a) of this Section 4.7 shall terminate with respect to a Restricted Shareholder in the event that:

            (i) such Restricted Shareholder dies;

            (ii) such Restricted Shareholder becomes disabled to the extent that he or she is incapable of performing the essential functions of the duties required by such Restricted Shareholder’s Employment Agreement for 120 or more consecutive days, even with reasonable accommodation;

            (iii) an arbitration tribunal or court of competent jurisdiction renders a final and non-appealable decision finding that such Restricted Shareholder’s employment was terminated without "Cause" (as such term is defined in such Employment Agreement) or that such Restricted Shareholder terminated his or her employment for "Good Reason" (as such term is defined in such Restricted Shareholder’s Employment Agreement);

            (iv) Jones agrees in writing that such Restricted Shareholder’s employment has been terminated without Cause or that such Restricted Shareholder terminated his or her employment, as the case may be, for Good Reason; or

        (c) Notwithstanding any provision herein to the contrary, a Restricted Shareholder may at any time Transfer his or her Jones Contingent Stock to any member of such Restricted Shareholder's family or to any trust or other entity for the benefit of any member of such Restricted Shareholder's family.

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    4.8 Ownership of Stock and Warrants.

        (a) Such Securityholder is the sole beneficial and record owner of the number (and type) of Company Shares listed opposite the name of such Securityholder in Section 4.8 of the Disclosure Schedule, free and clear of any Liens, other than as described in Section 4.8 of the Disclosure Schedule. Subject to the terms and conditions of this Agreement, such Securityholder is selling, assigning, transferring and delivering to Holdings hereunder all of its right, title and interest in and to such Company Shares, free and clear of any Liens, other than as described in Section 4.8 of the Disclosure Schedule.

        (b) Such Securityholder is the sole beneficial and record owner of the Warrants listed opposite the name of such Securityholder in Section 4.8 of the Disclosure Schedule, free and clear of any Liens, other than as described in Section 4.8 of the Disclosure Schedule. Subject to the terms and conditions of this Agreement, such Securityholder is selling, assigning, transferring and delivering to Holdings hereunder all of its right, title and interest in and to such Warrants, free and clear of any Liens, other than as described in Section 4.8 of the Disclosure Schedule.

        (c) Except for the Stockholders’ Agreement, the Voting Trust Agreement, and as set forth in Section 4.8 of the Disclosure Schedule: (i) such Securityholder is not a party or bound by any voting trust agreements, proxies or other contracts or arrangements restricting or relating to the Company Shares or Warrants owned by such Securityholder; and (ii) such Securityholder is not a party to any option, warrant, purchase right or other commitment which could require such Securityholder to sell, transfer or otherwise dispose of any Company Shares or Warrants, other than this Agreement.

        (d) There is no order, writ, injunction, judgment or decree outstanding, or any claim, action, suit, litigation, labor dispute, arbitrational action, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending, or to the knowledge of such Securityholder, threatened, against or involving the Company Shares or Warrants owned by such Securityholder, or which questions or challenges any action taken or to be taken by such Securityholder pursuant to this Agreement or in connection with the transactions contemplated hereby.

    4.9 Brokers and Finders. Such Securityholder has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

    4.10 Organization and Authority.

        (a) REI is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has full partnership power and authority necessary to enter into this Agreement and to carry out the transactions contemplated hereby.

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        (b) Prudential is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has full corporate power and authority necessary to enter into this Agreement and to carry out the transactions contemplated hereby.

        (c) Foothill is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority necessary to enter into this Agreement and to carry out the transactions contemplated hereby.

        (d) VAGI is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Rhode Island and has full partnership power and authority necessary to enter into this Agreement and to carry out the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF JONES AND HOLDINGS

    Jones and Holdings jointly represent and warrant to the Securityholders as follows:

    5.1 Corporate Organization; Etc. Each of Jones and Holdings is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which such qualification is required except jurisdictions in which failure to qualify to do business will have no material adverse effect on the business, prospects, operations, properties, assets or condition (financial or otherwise) of Jones. The copies of the certificate of incorporation and by-laws and all amendments thereto of Jones heretofore delivered to the Company and are complete and correct copies of such instruments as presently in effect.

    5.2 Financial Statements.

        (a) Jones has heretofore delivered to the Company and Securityholders (i) a copy of Jones’ Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Form 10-K"), which contains audited consolidated financial statements of Jones and its subsidiaries consisting of consolidated balance sheets as of December 31, 1999 and 1998 and consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 1999, and (ii) a copy of the Jones’ Quarterly Report on Form 10-Q for the three-month period ended April 2, 2000 (the "Form 10-Q"), which contains an unaudited consolidated balance sheet of Jones and its subsidiaries as of April 2, 2000 (the "Jones Balance Sheet") and unaudited consolidated statements of operations and cash flows for the three-month period ended April 2, 2000.

        (b) The Jones Balance Sheet and all other financial statements described above or contained in the Form 10-K and Form 10-Q, including the notes and schedules thereto,

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have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis and present fairly the consolidated financial position and results of the operations and cash flows of Jones at the dates and for the periods indicated, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments.

    5.3 Capitalization. As of July 27, 2000, (i) the authorized capital stock of Jones is set forth in the Form 10-K, of which 118,702,812 shares are issued and outstanding and 14,250,983 shares are subject to options, warrants or other rights to purchase or subscribe for capital stock of Jones, and (ii) the authorized capital stock of Holdings is 1,000 shares of Common Stock, of which 1,000 shares are issued and outstanding. All issued and outstanding shares of capital stock of Jones are validly issued, fully paid and nonassessable. Except as set forth in the Form 10-K, there are no outstanding (a) securities convertible into or exchangeable for capital stock of either Jones or Holdings; (b) options, warrants or other rights to purchase or subscribe for capital stock of either Jones or Holdings other than employee stock options granted by Jones; or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of either Jones or Holdings, any such convertible or exchangeable securities or any such options, warrants or rights.

    5.4 Jones Common Stock. The shares of Jones Contingent Stock have been duly authorized and will be, when issued to Securityholders in accordance with the terms hereof, validly issued, fully paid and nonassessable, and the issuance of such shares in accordance with the terms of this Agreement will be exempt from registration under the Securities Act of 1933 and applicable state securities laws.

    5.5 Authorization; Etc. Each of Jones and Holdings has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of each of Jones and Holdings and Jones, as the sole shareholder of Holdings, have taken all action required by law, its certificate of incorporation and by-laws or otherwise to be taken by them to authorize the execution, delivery and performance of this Agreement and each other agreement, document and instrument to be executed and delivered by Jones and/or Holdings pursuant hereto and the consummation of the transactions contemplated hereby and thereby, and this Agreement has been duly executed and delivered by Jones and Holdings and this Agreement and each agreement, document and instrument to be executed and delivered by Jones and/or Holdings pursuant to this Agreement constitutes, or when executed and delivered, will constitute, a valid and binding agreement of Jones and/or Holdings enforceable against Jones and/or Holdings in accordance with its terms except as (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    5.6 No Conflicts. Neither the execution and delivery of this Agreement and each other agreement, document or instrument referred to in Section 5.5, nor the consummation of the transactions contemplated hereby or thereby, will violate any provisions of the respective

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certificate of incorporation, by-laws or other organizational documents of Jones or Holdings or, to the knowledge of Jones and Holdings, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of Jones or Holdings under, any agreement or commitment to which Jones or Holdings is a party or by which Jones or Holdings is bound, or violate any applicable statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Jones or Holdings.

    5.7 SEC Reports. The Form 10-K and Form 10-Q, and all other reports and proxy statements required to be filed by Jones under the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 1997, have been duly and timely filed by Jones and, at the time of their filing, were in compliance with the requirements of their respective forms in all material respects and were complete and correct in all material respects, and contained no untrue statement of a material fact nor omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    5.8 Litigation. There is no order, writ, injunction, judgment or decree outstanding, or any claim, action, suit, litigation, labor dispute, arbitrational action, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the knowledge of Jones or Holdings, threatened, against or involving Jones or Holdings, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Jones or Holdings pursuant to this Agreement or in connection with the transactions contemplated hereby. To the knowledge of Jones and Holdings, neither Jones nor Holdings nor any of their subsidiaries is in default under or in violation of, nor has Jones nor Holdings nor any of their subsidiaries received any notice for any claim or default under or violation of, any contract or commitment to which it is a party or by which it is bound. Neither Jones nor Holdings nor any of their subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which would have a material adverse effect on its business practices or on its ability to conduct its business in the manner as it is conducted as of the Closing Date.

    5.9 Consents. Except for filings under the HSR Act, the registration of the Jones Contingent Stock under the Securities Act and applicable state securities laws, and the listing of the Jones Contingent Stock on the NYSE and any other applicable securities exchange, no approvals are required of any third person or entity necessary to consummate the transactions contemplated hereby by Jones and Holdings.

    5.10 Financing. Jones will have, at or prior to the Closing and at or prior to the due date of each Contingent Payment, as the case may be, sufficient funds available to pay (i) the Aggregate Purchase Price and the Closing Date Debt and (ii) each Contingent Payment as and when due pursuant to this Agreement, respectively.

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    5.11 Disclosure. Neither this Agreement nor any Schedule, Exhibit or certificate or other document delivered or to be delivered by Jones or Holding to the Company or the Securityholders in accordance with the terms hereof, contains (or will contain) any untrue statement of a material fact, or omits (or will omit) any statement of a material fact, necessary in order to make the statements contained herein or therein not misleading.

ARTICLE 6

ADDITIONAL COVENANTS OF THE COMPANY, JONES AND HOLDINGS

    The Company, Jones and Holdings hereby covenant and agree with each other and the Securityholders as follows:

    6.1 Access to the Company. Until the Closing, the Company shall afford to Jones, its counsel, accountants and other representatives, reasonable access during normal business hours to the plants, offices, warehouses, properties, books and records of the Company and the Company Subsidiaries in order that Jones may have full opportunity to make such investigations as it shall desire to make of the affairs of the Company; and the Company shall cause its officers and accountants to furnish such additional financial and operating data and other information as Jones shall from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere with the operation of the business of the Company. Jones’ independent investigation of the business of the Company shall not relieve, release, or otherwise constitute a waiver of Securityholders’ indemnification obligations to Jones and Holdings hereunder for breach of the Company’s warranties and representations in this Agreement or the Company’s obligation to make true and complete disclosure to Jones and Holdings, except to the extent that Jones or Holdings had actual knowledge of any such breach as a result of such independent investigation.

    6.2 Access to Jones. Until the Closing, Jones shall afford to the Company and the Securityholders, their counsel, accountants and other representatives, reasonable access during normal business hours to the plants, offices, warehouses, properties, books and records of Jones and its subsidiaries in order that the Company and the Securityholders may have full opportunity to make such investigations as they shall desire to make of the affairs of Jones; and Jones will cause its officers and accountants to furnish such additional financial and operating data and other information as the Company or the Securityholders shall from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere with the operation of the business of Jones. The Company's independent investigation of the business of Jones shall not relieve, release or otherwise constitute a waiver of Jones' liability and obligations to the Securityholders for breach of Jones' warranties and representations in this Agreement and to make true and complete disclosure to the Company and the Securityholders, except to the extent that the Company or the Securityholders had actual knowledge of any such breach as a result of such independent investigation.

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    6.3 Amendment of Disclosure Schedule. On or prior to July 31, 2000, the Company may supplement or amend the Disclosure Schedule with respect to any matter existing or occurring at or prior to the date hereof. In the event that the Company so supplements or amends the Disclosure Schedule, Jones shall have the right, in its sole and absolute discretion, exercisable by written notice delivered to the Company on or prior to the Closing, to terminate this Agreement. In the event of the termination of this Agreement pursuant to this Section 6.3, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or any of its Affiliates, directors, officers or stockholders, except for the provisions of Sections 7.3, 13.3, 13.7 and 13.11, which shall survive such termination. Unless Jones terminates this Agreement in accordance with the foregoing sentence, any such supplements or amendments to the Disclosure Schedule shall be deemed to have been included in the Disclosure Schedule delivered as of the date hereof for all purposes of this Agreement.

    6.4 Repayment of Indebtedness. At the Closing, Jones will take all action necessary to repay, discharge and obtain releases in respect of the Closing Date Debt.

ARTICLE 7

ADDITIONAL COVENANTS OF THE PARTIES

    7.1 Employment Agreements. Concurrently with the execution of this Agreement, the Company will enter into amendments to the employment agreements with Robert M. Andreoli, Richard M. Andreoli, Steven J. O’Neil, Patricia Stensrud and Lauren Mandell in the form annexed hereto as Exhibits A-1 and A-2 (the "Employment Agreement Amendments"), each of which will become effective at the Closing.

    7.2 Registration.

        (a) Jones shall file with the SEC a registration statement on Form S-3 for the resale of the shares of Jones Contingent Stock issuable to the Securityholders in consummation of this Agreement and to use its best efforts to cause such registration statement to be declared effective and to maintain the effectiveness of such registration statement until such time as such shares of Jones Contingent Stock may be resold by or on behalf of the Securityholders pursuant to Rule 144(k). The parties agree that Jones shall have met its obligation to file a registration statement if Jones commences preparation of a registration statement or a post-effective amendment to an existing registration statement which covers the Jones Contingent Stock to be issued to Securityholders expeditiously after the end of the Calculation Period and such registration statement or amendment is filed no later than 20 days after such issuance. Jones shall also file a listing application and use its best efforts to cause the shares of Jones Contingent Stock to be listed on the NYSE (or such other securities exchange or quotation system on which Jones’ common stock is then listed or quoted). Such obligation to file a listing application shall have been fulfilled if a listing application for such purpose is filed with the NYSE or other applicable stock exchange no later than 20 days after such issuance.

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        (b) Jones will indemnify each Securityholder with respect to which registration of Jones Contingent Stock has been effected (and such Securityholder’s general and limited partners and their respective Affiliates and representatives) against all claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, registration statement or other document incident to any registration effected pursuant to Section 7.2(a) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Jones of the Securities Act or any rule or regulation thereunder applicable to Jones and relating to action or inaction of Jones in connection with any such registration; provided, that Jones will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on written information furnished to Jones by such Securityholder specifically for inclusion therein or any grossly negligent or fraudulent action or inaction of such Securityholder.

        (c) Each Securityholder with respect to which registration of Jones Contingent Stock has been effected will indemnify Jones against all claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, registration statement or other document incident to any registration effected pursuant to Section 7.2(a) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Jones of the Securities Act or any rule or regulation thereunder applicable to Jones and relating to action or inaction of Jones in connection with any such registration, in each case to the extent that such untrue statement (or alleged untrue statement), omission (or alleged omission) or violation arises out of or is based upon written information furnished to Jones by such Securityholder specifically for inclusion therein or any grossly negligent or fraudulent action or inaction of such Securityholder.

        (d) If the indemnification provided for in this Section 7.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Securityholder under this Section 7.2(d) exceed the net proceeds from the offering received by such Securityholder, except in the case of willful fraud by such Securityholder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the

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parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

        (e) Jones shall bear all expenses incurred by it in fulfilling its obligations under Section 7.2(a), and the Securityholders with respect to which registration of the Jones Contingent Stock is being effected shall bear all selling commissions, and marketing expenses relating to the shares of Jones Contingent Stock being registered and all fees and expenses of their counsel in connection with such registration.

    7.3 Confidentiality. The parties agree that Section 2 of Part B of the letter of intent from Jones to the Company dated June 12, 2000 shall survive the execution of this Agreement and shall continue in effect in accordance with its terms or, if sooner, until the Closing.

    7.4 Antitrust Laws. The Company and/or Shareholders and Jones shall make any and all filings which are required under the HSR Act. The Company and/or Shareholders will furnish to Jones such necessary information and reasonable assistance as Jones may request in connection with its preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act.

    7.5 Consents. Each party hereto shall use its reasonable efforts to obtain, prior to the Closing, all consents (including each consent to be obtained by such party set forth in Section 3.25 of the Disclosure Schedule, other than those which are being delivered as of the date hereof), assignments, releases, waivers, approvals, permits, registrations and conveyances necessary and appropriate to effect the consummation of the transactions contemplated hereby by such party and will use its reasonable best efforts to cause all conditions precedent to its obligations to consummate the transactions contemplated by this Agreement to be expeditiously satisfied.

    7.6 Management of the Company after the Closing. Jones agrees that from the Closing Date until June 28, 2003, it shall operate the Victoria Division as an identifiable division for operational and financial accounting purposes and that so long as Andreoli is employed by the Victoria Division or Jones, Andreoli shall be the Chairman of the Victoria Division and will have the responsibilities provided under the Andreoli Employment Agreement.

    7.7 Directors’ and Officers’ Indemnification and Insurance

        (a) For a period of six (6) years after the Closing, the Company shall indemnify all present and former directors, officers, employees and agents of the Company for acts or omissions occurring prior to the Closing to the fullest extent now provided in the Company’s certificate of incorporation and by-laws consistent with applicable law, to the extent such acts or omissions are uninsured, and shall, in connection with defending against any action for which indemnification is available hereunder, reimburse and advance expenses to such officers, directors, employees and agents, from time to time upon receipt of supporting

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documentation, for any reasonable costs and expenses reasonably incurred by such officers, directors, employees and agents in connection with such defense.

        (b) The indemnification referred to in the foregoing paragraph shall in no way limit or abrogate the obligations of the Securityholders to indemnify Jones and Holdings pursuant to Article 11 hereof.

    7.8 Bank Accounts. From the date hereof until the Closing, the Company shall use its reasonable best efforts to deliver to Jones true, correct and complete lists of (i) the locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Company Subsidiary maintains safe deposit boxes or accounts of any nature and (ii) all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

    7.9 Securities Exchange Act Filings. Jones will file on a timely basis with the SEC all filings and reports required to be filed by Jones under the Exchange Act in order to permit the Securityholders to sell the Jones Contingent Stock held by them pursuant to Rule 144.

    7.13 Tax Audits. In the event that Jones receives notice of a claim, audit or other proceeding against the Company involving Taxes for which the Securityholders may be obligated to indemnify Jones or the Company pursuant to Section 11.2(a) with respect to any pre-Closing tax period, Jones shall promptly notify the Representatives of such claim; provided, however, that the failure to give such notice shall not relieve the Securityholders of the obligation to indemnify Jones, except to the extent of actual prejudice or actual damages suffered as a result thereof. Jones shall have control over the conduct of any such audit or other proceeding, and the Representatives shall have the right to participate at the Company's expense. Notwithstanding the foregoing, Jones agrees not to enter into any agreement or settlement with a tax jurisdiction with respect to any such audit or dispute with respect to any such Taxes without the consent of the Representatives, which consent shall not be unreasonably withheld. If any such settlement or other Damages involving Taxes for which the Securityholders are obligated to indemnify Jones or the Company hereunder result in a deduction, accelerated depreciation or other tax benefit to Jones or the Company with respect to any period, then the liability of the Securityholders hereunder with respect to such Damages shall be reduced by the amount of the discounted present value thereof, calculated using the Jones Borrowing Rate then in effect.

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ARTICLE 8

CONDITIONS TO SECURITYHOLDERS’ AND THE COMPANY’S OBLIGATIONS

    Each and every obligation of Securityholders and the Company to consummate the transactions contemplated by this Agreement shall be subject to satisfaction, on or before Closing, of each of the following conditions, unless waived in writing by the Company and the Representatives:

    8.1 Representations and Warranties True. The representations and warranties of Jones and Holdings contained herein shall be in all material respects true and accurate as of the date hereof and as of the Closing Date, as though made at and as of the Closing Date, except for changes expressly permitted or contemplated by the terms of this Agreement.

    8.2 Performance. Jones and Holdings shall have performed and complied in all material respects with all agreements, obligations, conditions and covenants required by this Agreement to be performed or complied respectively with by Jones or Holdings on or prior to the Closing.

    8.3 No Injunction or Restraint. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the Closing shall be in effect; provided, however, that the party invoking this condition shall have used its reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order against it and to appeal as promptly as possible any injunction or other order that may be entered against it.

    8.4 Payment of the Aggregate Purchase Price and Closing Date Debt. At the Closing, Jones shall have delivered to Securityholders the Aggregate Purchase Price and shall have paid the Closing Date Debt in full.

    8.5 HSR Act. The waiting period (and any extension thereof) applicable to the purchase and sale of securities contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

    8.6 Jones and Holdings Legal Opinions. The Company and the Securityholders shall have received from counsel to Jones and Holdings a legal opinion or legal opinions addressed to the Company and the Securityholders satisfactory in form and substance to the Company and the Securityholders.

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ARTICLE 9

CONDITIONS TO OBLIGATIONS OF JONES AND HOLDINGS

    Each and every obligation of Jones or Holdings to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Jones or Holdings, as the case may be:

    9.1 Representations and Warranties True. The representations and warranties contained in Article 3 and Article 4 hereof shall be in all material respects true, complete and accurate as of the date hereof and as of the Closing Date, as though made at and as of the Closing Date, except for changes expressly permitted or contemplated by the terms of this Agreement, and the aggregate effect of all inaccuracies in such representations and warranties (without taking into account any qualifications as to materiality contained therein) after giving effect to such changes does not and will not have a material adverse effect on the condition (financial or otherwise), properties, prospects, business or operations of the Company.

    9.2 Performance. The Company and the Securityholders shall have performed and complied in all material respects with all agreements, obligations, conditions and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

    9.3 No Injunction or Restraint. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that the party invoking this condition shall have used its reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order against it and to appeal as promptly as possible any injunction or other order that may be entered against it.

    9.4 Payoff Letters. Jones shall have received from each holder of any part of the Closing Date Debt to be paid at Closing a letter reasonably satisfactory to Jones stating the amount necessary as of the Closing Date to pay and discharge in full the Closing Date Debt held by each such holder.

    9.5 Delivery of Stock Certificates or Warrants. At or prior to the Closing, the Securityholders shall have delivered to Jones the certificates representing their Company Shares (or affidavits of lost certificate in the form and substance reasonably acceptable to Jones), and shall have delivered to the Company the certificates or other instruments representing their Warrants and assignments thereof, as the case may be, pursuant to Section 2.4.

    9.6 Termination of Affiliate Agreements and Certain Resignations. Jones shall have received documents reasonably satisfactory to Jones terminating the following agreements with Affiliates of the Company or evidencing certain resignations:

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        (a) the Stockholders Agreement;

        (b) the Voting Trust Agreement;

        (c) the Bonus Compensation Plan; and

        (d) resignations of all current directors of the Company and all Company Subsidiaries other than Robert M. Andreoli.

    9.7 HSR Act. The waiting period (and any extension thereof) applicable to the purchase and sale of securities contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

    9.8 Approval of Certain Payments. The holders of the capital stock of the Company shall have approved the transactions contemplated by this Agreement in accordance with Sections 280G(b)(5)(A)(ii)(II) and 280G(b)(5)(B) of the Code, and shall have approved in particular the issuance of the Series C Preferred Stock in satisfaction of the Company's obligations under the Bonus Compensation Plan.

    9.9 Releases. At or prior to the Closing, each participant in the Bonus Compensation Plan shall have executed and delivered to the Company a release of any rights under the Bonus Compensation Plan.

    9.10 Hilfiger and Givenchy Licenses. The Company shall have obtained any necessary or appropriate consents to the transactions contemplated hereby of: (i) Givenchy Corporation, and (ii) Tommy Hilfiger Licensing, Inc. ("THL") and, in the case of THL, its agreement to eliminate, from and after the Closing, any and all restrictions under its license agreements with the Company on the right of Jones and its Affiliates to manufacture, sell and distribute costume jewelry under any trademarks or tradenames owned by Jones or its Affiliates.

    9.11 Company and Securityholders Legal Opinions. Jones shall have received from counsel to the Company and counsel to REI, Prudential, Foothill and VAGI legal opinions addressed to Jones and Holdings satisfactory in form and substance to Jones and Holdings.

ARTICLE 10

CONDUCT OF THE COMPANY’S
BUSINESS PENDING CLOSING AND RISK OF LOSS

    From the date hereof to the Closing Date, and except as otherwise expressly consented to or approved by Jones or Holdings in writing:

    10.1 Regular Course of Business. The Company and each Company Subsidiary shall (i) carry on its business in the ordinary course consistent with past practice and to use reasonable

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best efforts to preserve intact its business organization and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates and (ii) not engage in any transaction or activity, or enter into any agreement or make any commitment or take any action, inconsistent with, or which would adversely affect its ability to perform any of its material obligations under, this Agreement.

    10.2 Organization. The Company shall use its commercially reasonable best efforts to preserve its corporate existence and business organization intact, to keep available to Jones its officers and key employees, and to preserve for Jones its relationships with key licensors, suppliers, distributors, customers and others having business relations with it.

    10.3 Certain Changes. The Company shall not take any of the following actions without the written consent of Jones:

        (a) Borrow or agree to borrow any funds or incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), except current obligations and liabilities incurred in the ordinary course of business and consistent with the past practice;

        (b) Permit or allow any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien or encumbrance, except for Liens arising under a mortgage, pledge or security agreement disclosed in Section 3.10 of the Disclosure Statement or the Balance Sheet, purchase money mortgages or Permitted Liens;

        (c) Dispose of or permit to lapse any rights, contract, licenses, permits or any other rights to the use of any Intellectual Property, or dispose of or disclose to any person, other than an employee in the ordinary course of business and consistent with past practices, any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

        (d) Take any action with respect to the grant of any increase in the compensation of officers, directors or key employees, grant any bonus, severance or termination pay (including such benefits pursuant to any pension, profit sharing or other plan or commitment) or any increase in the compensation or fringe benefits payable or to become payable to any officer or key employee, or commit to, or implement or otherwise modify or amend any Benefit Arrangement, collective bargaining agreement, employment policy or practice except as permitted by this Agreement;

        (e) Make in the aggregate capital expenditures and commitments in excess of $25,000 for additions to property, plant or equipment without the prior written approval of Jones;

        (f) Hire any employee, consultant or independent contractor for compensation, on an annualized basis, exceeding $50,000 per annum (provided, however, that Jones shall not, solely on the basis of the amount of compensation, disapprove of an employee, consultant or independent contractor who is proposed to be hired as a replacement for a

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terminated or departed employee, consultant or independent contractor at a comparable compensation level); or enter into or become bound by any employment or consulting contract or legally binding understanding or arrangement regarding such employment.

        (g) Fail to maintain the Company’s assets in substantially their state of repair as of the date of this Agreement except normal wear and tear or fail to replace consistent with the Company’s past practice and in accordance with the terms of this Agreement inoperable, worn-out or destroyed assets.

        (h) Make, declare or pay any dividend or other distribution (other than regularly scheduled dividends in respect to the Company Preferred Stock) with respect to the Company Common Stock or Company Preferred Stock.

        (i) Dispose of or discontinue any portion of its business which is material to the Company and the Company Subsidiaries taken as a whole or acquire all or any portion of the business of any other entity.

    10.4 Contracts. No contract, lease, license, permit or commitment will be entered into, extended, materially modified, terminated or renewed except in the ordinary course of business and no purchase of raw material or supplies and no sale of assets will be made, by or on behalf of the Company, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course of business and consistent with past practice, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business and consistent with past practice, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business and consistent with past practice not in excess of $25,000.

    10.5 Insurance of Property. The Company shall adequately insure all property, real, personal and mixed, owned or leased by the Company, against all ordinary and insurable risks; and all such property shall be used, operated, maintained and repaired in a manner consistent with past practices. The Company shall not allow or permit to be done any act by which insurance policies may be impaired, terminated or canceled.

    10.6 No Default. The Company shall do no act or omit to do any act, or permit any act or omission to act, which will cause a breach of any Material Contract of the Company or which would cause the breach in any material respect of any representation, warranty, or covenant made hereunder.

    10.7 Risk of Loss. If any portion of the Company’s property is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of business, the Company shall give written notice to Jones as soon as practicable (but in no event later than five (5) calendar days) after discovery of such damage or destruction, the amount of insurance, if any, covering such property and the amount, if any, which the Company is otherwise entitled to receive as a consequence.

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ARTICLE 11

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

    11.1 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the Company, each Securityholder, Jones and Holdings contained herein shall survive the consummation of the transactions contemplated hereby and the Closing Date. All such representations and warranties and all claims and causes of action with respect thereto shall terminate 18 months from the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Sections 3.4(a), 4.1, 4.7, 4.8(a)-(c), 4.10, 5.4 and 5.5 shall survive without time limitation, (ii) the representations and warranties made pursuant to Section 3.27 shall survive for a period of three years from the Closing Date and, (iii) the representations and warranties made pursuant to Sections 3.14 and 5.10 shall survive until the expiration of the applicable statute of limitations. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim (defined in Section 11.2(d) below) made by such party in a Claim Notice (as defined in Section 11.2(d) below) received by the indemnifying party prior to the expiration of the applicable survival period provided herein. Notwithstanding the foregoing, all Claims for Damages (defined in Section 11.2(a) below) based on fraudulent actions shall survive without time limitation.

    11.2 Indemnification.

        (a) By Securityholders.

            (i) General. Subject to the maximum and minimum amounts and other limitations and provisions set forth in this Article 11, each Securityholder, severally and not jointly, shall indemnify, save and hold harmless Jones, Holdings, their respective Affiliates and subsidiaries, and their respective representatives (the "Jones Indemnified Parties"), from and against any and all costs, losses (including without limitation diminution in value), taxes, liabilities, obligations, damages (excluding consequential damages and lost profits), lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, and reasonable attorney’s fees and all other amounts paid in investigation, defense, settlement or other resolution of any of the foregoing less the amount of any related tax benefits and insurance benefits actually received by Jones, Holdings or the Company (herein "Damages"), incurred in connection with, arising out of, or resulting from any breach of any representation or warranty or the inaccuracy of any representation made by the Company or such Securityholder in this Agreement.

            (ii) Special Environmental Indemnification. Notwithstanding the provisions of Section 6.1 hereof or any other provision of this Agreement, but subject to the maximum and minimum amounts and other limitations and provisions set forth in this Article 11, each Securityholder, severally and not jointly, shall indemnify, save and hold harmless the Jones Indemnified Parties from and against any Damages sustained by Jones or Holdings as a result of a Release, Environmental Condition or breach of any Environmental Law or the terms of any

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Permit thereunder occurring or existing at any Facility on or before the Closing of which Jones or Holdings had actual knowledge as of the Closing Date, but only to the extent that such Damages exceed the aggregate amount reserved therefor on the Balance Sheet, and, such excess Damages together with all other Damages for which the Jones Indemnified Parties are entitled to indemnity hereunder, exceed the $250,000 threshold set forth in Section 11.2(e)(i) hereof. Nothing in this Section 11.2(a)(ii) shall in any way be construed to otherwise limit or expand the Jones Indemnified Parties' right to indemnification for breach of any representation or warranty contained in Section 3.27 hereof.

        (b) By Jones and Holdings. Jones shall indemnify and save and hold harmless the Securityholders, their respective general and limited partners, Affiliates and their respective representatives (the "Seller Indemnified Parties") from and against any and all Damages incurred in connection with, arising out of or resulting from (i) any breach of any representation or warranty or the inaccuracy of any representation made by Jones or Holdings in this Agreement; and (ii) any breach of any covenant or agreement made by Jones or Holdings in this Agreement.

        (c) Cooperation. If the indemnifying party shall have assumed the defense of a third party claim pursuant to Section 11.2(d), the indemnified party shall cooperate in all reasonable respects with the indemnifying party and its attorneys in the response to, investigation, trial, defense or other resolution of any actual or threatened lawsuit or action relating to such Claim and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the response to, investigation, trial, defense or other such resolution of such Claim and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

        (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 11.2 (and, in the case of a third party claim, in any event within thirty (30) calendar days after the service of the citation or summons or other notice). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. Such Claim Notice shall state the information then available regarding the amount and nature of such Claim and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. After receipt of such Claim Notice, the indemnifying party shall be entitled, if it so elects, (i) to take control of the response to, defense, investigation or other resolution of such Claim, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party’s cost and expense, and (iii) to compromise or settle such Claim, it being understood that, notwithstanding anything in this Agreement to the contrary, no such compromise or settlement shall be made without the written consent of the indemnified party, such consent not to be unreasonably withheld. After notice from the indemnifying party to such indemnified party of its election so to assume the defense of

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any claim, the indemnifying party will not be liable to such indemnified party for any legal fees and expenses subsequently incurred by the latter in connection with the defense thereof, unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which case the indemnifying party shall not be liable for the fees and expenses of more than one counsel (in addition to any local counsel) for all indemnified parties in connection with any one action or separate but similar or related actions. If the indemnifying party fails to assume the defense of such Claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such Claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise, settlement or other resolution of such Claim; provided, however, that such Claim shall not be compromised, settled or otherwise resolved without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party undertakes the defense of the Claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise, settlement or other resolution. Notwithstanding anything to the contrary set forth herein, and without limiting any of the rights set forth above, in any event any party will have the right to retain, at its own expense, counsel with respect to the defense of a Claim.

        (e) Limitations on Liability for Breach of Representations and Warranties.

            (i) "Basket." Neither Jones on the one hand, nor any Securityholder on the other hand, shall be liable to any Seller Indemnified Party or any Jones Indemnified Party (as applicable) under this Section 11.2 for any Damages with respect to the assertion of any Claims subject to indemnification pursuant to this Agreement until the aggregate amount of Damages incurred by the Seller Indemnified Parties or the Jones Indemnified Parties (as applicable) in connection with such claims equals or exceeds an accumulated total of $250,000. Once such claims equal or exceed the $250,000 threshold, the applicable indemnified parties will be entitled to the full amount of all indemnified claims in excess of such $250,000; provided, however, that such $250,000 threshold shall not apply with respect to fraudulent misrepresentations at the time of Closing contained in this Agreement.

            (ii) Maximum Liability. The maximum liability of each Securityholder for all indemnifiable Claims asserted by the Jones Indemnified Parties against such Securityholder pursuant to this Article 11 shall not exceed the sum of (A) such Securityholder’s Holdback Percentage of $2.0 million plus (B) such Securityholder’s Contingent Payments Percentage of the Contingent Payments if any, which have not been paid (whether or not earned) as of the date a Claim Notice has been given in accordance with Section 11.2(d); provided, however, that with respect to fraudulent misrepresentations in Article 4 made by a Securityholder and in Article 3 with respect to which a Securityholder participated, the maximum liability of such Securityholder for Damages arising from the fraudulent misrepresentation shall be the sum of the Aggregate Purchase Price plus the Contingent

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Payments, provided, however, that with respect to Damages arising from any fraudulent misrepresentations on the part of any Securityholder or the Company, no Securityholder shall be liable with respect to any such Damages arising from the fraudulent misrepresentation(s) of any other Securityholder or the Company unless and to the extent that such Securityholder participated in such fraudulent misrepresentation.

            (iii) Limitation on Indemnification by Securityholders. Subject to the exceptions set forth in clause (ii) of this Section 11.2(e) with respect to fraudulent misrepresentations, with respect to any particular Damages asserted by the Jones Indemnified Parties under Section 11.2(a) and within the maximum and minimum amounts set forth above, the maximum liability of any Securityholder with respect to such Damages shall be in an amount equal to the aggregate liability of all the Securityholders with respect to such Damages multiplied by the Securityholder’s Holdback Percentage with respect to Claims as to which Jones has delivered a Claim Notice on or before the Holdback Distribution Date and with respect to Claims as to which Jones has delivered a Claim Notice after the Holdback Distribution Date by the Securityholder's Contingent Payments Percentage.

        (f) Any indemnity payment under this Agreement shall be treated by the parties for Tax purposes as an adjustment to the purchase price hereunder.

    11.3 Satisfaction of Securityholders Indemnification Obligations; Holdback and Set-Off. In order to secure the indemnification obligations of the Securityholders pursuant to Section 11.2(a) hereof, the Holdback Amount shall be withheld by Holdings at the Closing pursuant to Section 2.2(c) hereof. Jones shall have a right of set-off with respect to each Securityholder against the Holdback Amount, not exceeding such Securityholder's Holdback Percentage thereof in order to satisfy any finally determined indemnification obligation of such Securityholder pursuant to Section 11.2(a). Not later than February 1, 2002 (the "Holdback Distribution Date"), Jones shall pay to each Securityholder an amount equal to such Securityholder’s Holdback Percentage of the Holdback Amount net of any set-offs for Damages as finally determined against such Securityholder (the "Distribution Amount") as of the Holdback Distribution Date, together with interest at the rate of Jones’ Borrowing Rate on the Closing Date; provided, however, that in the event that prior to the Holdback Distribution Date, Jones has delivered to the Representatives one or more Claim Notices in accordance with Section 11.2(d) and, subject to the limitations of Section 11.2(e)(i), any Claims of any of the Jones Indemnified Parties are pending against such Securityholder as of the Holdback Distribution Date, Jones shall withhold from the Distribution Amount to the Securityholder an amount equal to the aggregate dollar amount of such pending Claims against such Securityholder until the final resolution of such Claims (as evidenced by a settlement agreement executed by Jones and the Representatives or a final judgment entered by a court of competent jurisdiction from which no appeal may then be taken as to the disposition of the Claim) is determined, and shall distribute the balance to the Securityholder within five (5) days following such final determination, provided, however, that if any such pending Claim is made with respect to the representations and warranties contained in Article 4 which are made severally by a Securityholder as to himself or itself only, then the amount of such pending Claim shall be withheld solely from the amount to be distributed to such

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Securityholder. In addition, notwithstanding any provision hereof to the contrary, in order to satisfy any indemnification obligations of any Securityholder pursuant to Section 11.2(a), Jones shall have a right of set-off against any Contingent Payments otherwise due to such Securityholder pursuant to Article 2 hereof; provided, however, that Jones shall not have any right of set-off against either the Holdback Amount or any Contingent Payments if (i) Jones shall have failed to give written notice of the relevant Claim promptly after assertion of a written claim by any third party or the discovery of facts upon which the Claim is based, which notice specified in reasonable detail the amount, nature and source of the Damages, and such failure to give written notice shall have actually and materially prejudiced the ability of the indemnifying party to defend against, compromise or otherwise resolve such Claim; (ii) Jones shall have failed to respond to reasonable requests of such Securityholder (or the Representative thereof) for information with respect to the relevant Claim; or (iii) in the case of third party claims, such Securityholder (or the Representative thereof) shall have chosen to contest such claim in legal proceedings which have not yet been finally resolved. Any portion of the Contingent Payments which is not validly setoff by Jones against Damages in accordance with this Section 11.3 shall be paid in accordance with Article 2.

    11.4 Exclusive Remedy. Jones, Holdings, the Securityholders, and the Company hereby agree that their sole and exclusive remedies with respect to a breach of this Agreement or any matters related to the Company are (with the exception of a remedy in the case of fraud) the remedies set forth in this Article 11. Except with respect to the remedies referred to in the preceding sentence and the other rights provided in this Agreement, Jones, Holdings, the Securityholders and the Company hereby waive, to the fullest extent permitted under applicable law, and forever release each other from, any claims related to this Agreement and/or the Company. Jones and Holdings further agree that except for Damages arising from fraud, the sole and exclusive source of any indemnity payable by the Securityholders pursuant to this Article 11 shall be the Holdback Amount and Contingent Payments (if any).

    11.5 Tax Indemnity. Jones shall pay, or cause to be paid, and shall indemnify each Prudential Indemnitee, each REI Indemnitee and each VAGI Indemnitee and protect, save and hold each Prudential Indemnitee, each REI Indemnitee and each VAGI Indemnitee harmless from and against, and no Prudential Indemnitee, no REI Indemnitee and no VAGI Indemnitee shall bear any liability to Jones or the Company under this Agreement or otherwise in respect of, any and all Damages arising from or in respect of any Tax (including any withholding of Tax) that relates to any compensation paid or deemed to be paid after the date of the Balance Sheet to any Securityholder who is an employee of the Company ("Management Securityholder"). The indemnity provisions contained in this Section 11.5 shall not be subject to the limitations contained in Section 11.2(e). The provisions of Section 11.2(c) and (d) shall apply to any indemnity under this Section 11.5. Jones shall have a right of set-off against Contingent Payments due to a Management Securityholder if and to the extent Jones incurs any indemnity obligations under this Section 11.5 with respect to compensation paid or deemed to be paid to such Management Securityholder.

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ARTICLE 12

TERMINATION AND ABANDONMENT

    12.1 Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing:

        (a) By mutual written consent of Jones, Holdings, the Company and the Securityholders; or

        (b) By Jones or Holdings:

            (i) on August 31, 2000, if (x) all of the conditions to closing provided for in Articles 8 and 9 of this Agreement shall have been met or waived in writing prior to such date and (y) Jones and Holdings shall be ready, willing and able to close and the Company or Securityholders shall refuse to close, or

            (ii) on or after August 31, 2000, if any of the conditions to closing provided for in Article 9 of this Agreement shall not have been met or waived in writing by Jones or Holdings prior to such date;

provided, however, that no such termination shall result in Jones or Holdings waiving any rights they may have pursuant to the proviso to Section 12.3(c) hereof; or

        (c) By the Company or the Securityholders:

            (i) on August 31, 2000, if (x) all of the conditions to closing provided for in Articles 8 and 9 of this Agreement shall have been met or waived in writing prior to such date and (y) the Company and the Securityholders shall be ready, willing and able to close and Jones or Holdings shall refuse to close, or

            (ii) on or after August 31, 2000, if any of the conditions to closing provided for in Article 8 of this Agreement shall not have been met or waived in writing by the Company and the Securityholders prior to such date;

provided, however, that no such termination shall result in the Company or the Securityholders waiving any rights they may have pursuant to the proviso to Section 12.3(c) hereof.

    12.2 Termination Under Certain Circumstances. The Company, each Securityholder and Jones agrees to use its reasonable best efforts to cure the breach of any representation or warranty by it and the nonperformance of any covenant or agreement made by it in this Agreement, and termination pursuant to clauses (b) and (c) of Section 12.1 shall not be available to any party if the Closing shall have been delayed by any breach of any provision of this Agreement by such party.

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    12.3 Procedure Upon Termination. In the event of termination and abandonment by Jones, Holdings, the Company or the Securityholders, or all, pursuant to Section 12.1 hereof, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by Jones, Holdings, the Company or Securityholders. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

        (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

        (b) All confidential information received by any party hereto with respect to the business of any other party or its subsidiaries shall be treated in the manner confidential information is treated in the letter of intent referred to in Section 7.6; and

        (c) In consideration for the time and expense that each party has expended in the due diligence and negotiation of this transaction, no party hereto shall have any liability or further obligation to any other party to this Agreement (including, without limitation, under Article 11 hereof) except as stated in subparagraphs (a) and (b) of this Section 12.3, and neither party shall make any claim, including any action for equitable relief or specific performance, against any other party nor be liable for the costs, expenses, or damages that may result to any other party in the event of the other’s withdrawal prior to Closing of the transactions contemplated by this Agreement; provided, however, that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

        (d) Section 13.7 shall survive any termination of this Agreement.

ARTICLE 13

MISCELLANEOUS PROVISIONS

    13.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement duly and validly executed by Jones, Holdings, the Company and the Representatives (provided that the Representatives are duly authorized to do so under Section 2.9 hereof) any time prior to the Closing with respect to any terms contained herein; provided, however, that any such amendment, modification or supplement consented to by the Representatives in accordance herewith shall be binding on all Securityholders; and provided further, however, that, no amendment may be made which would (i) alter or change the consideration to be received in exchange for all or any of the Company Common Stock, Company Preferred Stock or the Warrants of the Company, or (ii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the Securityholders of the Company, in each case, without the written agreement of each affected Securityholder.


    13.2 Waivers. Any failure of the Company or any Securityholder, on the one hand, or Jones or Holdings, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Chairman, President or Chief Financial Officer of Jones or Holdings or the Company, or by the Representatives, (provided that the Representatives are duly authorized to do so under Section 2.9 hereof), respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, nor shall any waiver on the part of any party of any right, power or privilege hereunder, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

    13.3 Expenses, Etc. All of the fees and expenses incurred by Jones and Holdings in connection with the transactions contemplated by this Agreement shall be borne by them, all of the fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement shall be borne by the Company, and all fees and expenses incurred by each Securityholder in connection with the transactions contemplated by this Agreement shall be borne by such Securityholder (or if such transaction shall fail to close, by the Company), in each case, including, without limitation, all fees of counsel, advisors, investment bankers, experts, actuaries and accountants of such parties.

    13.4 Interest on Late Payments. "Undisputed Late Obligations" shall bear interest beginning on the Due Date (defined below) until paid in full at annual rate of two percent (2.0%) plus the prime rate as declared from time to time by the Chase Manhattan Bank. For purposes hereof, "Undisputed Late Obligations" shall mean any obligation for monies under this Agreement owing from one party to another which remains unpaid five days after written notice thereof is delivered to the other party in accordance with Section 13.5 below (the "Due Date"), which obligation (i) is not subject to any bona fide dispute or (ii) has been adjudicated by an arbitration panel or court of competent jurisdiction to be due and payable.

    13.5 Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as duly given on (a) the date of delivery, if delivered in person, if sent by Federal Express or other similar overnight delivery service or transmitted by facsimile subsequently confirmed or (b) three days after mailing, if mailed from within the continental United States by registered or certified mail, return receipt requested, to the party entitled to receive the same, at the address provided in this Section.

Any party hereto may change its address by giving notice to the other stating its new address, all in the manner provided herein. Such newly designated address shall thereafter be such party’s address for the purpose of all notices or other communications required or permitted to be given pursuant to this Agreement.


(a)     If to the Company, to:

Victoria + Co Ltd.
30 Jefferson Park Road
Warwick, Rhode Island 02888
Attn: Robert M. Andreoli
Fax: (401) 941-5891

with a copy to:

Hinckley Allen & Snyder LLP
1500 Fleet Center
Providence, Rhode Island 02903-2393
Attn: Stephen J. Carlotti, Esq.
Fax: (401) 277-9600

(b)     If to Jones or Holdings, to:

Jones Apparel Group, Inc.
1411 Broadway
New York, New York 10018
Attn: Ira M. Dansky, Esq.
Fax: (212) 790-9988

(c)     If to the Management Representative or Robert M. Andreoli, as follows:

Robert M. Andreoli
30 Jefferson Park Road
Warwick, Rhode Island 02888
Fax: (401) 941-5891

with a copy to:

Hinckley, Allen & Snyder LLP
1500 Fleet Center
Providence, Rhode Island 02903-2393
Attn: Stephen J. Carlotti, Esq.
Fax: (401) 277-9600


(d)     If to REI:

Recovery Equity Investors II, L.P.
555 Twin Dolphin Drive
Suite 185
Redwood City, California 94065
Attn: Joseph J. Finn-Egan and Jeffrey A. Lipkin
Fax: (650) 622-9776

with a copy to:

Morgan, Lewis & Bockius, LLP
101 Park Avenue
New York, New York 10178-0060
Attn: James A. Mercadante, Esq.
Fax: (212) 309-6273

(e)     If to Prudential:

The Prudential Insurance Company of America
c/o Prudential Capital Group – Corporate Finance
Four Embarcadero Center, Suite 2700
San Francisco, California 94111-4180
Attention: Joseph Alouf
Fax: 415-296-6233

with a copy to:

Schiff, Hardin & Waite
6600 Sears Tower
Chicago, Illinois 60606
Attention: Mark C. Zaander, Esq.
Fax: 312-258-5700

(f)     If to Foothill:

Foothill Capital Corporation
2450 Colorado Avenue
Suite 3000 West
Santa Monica, CA 90404
Attn: Jeff Nikora
Fax: 310-453-7470


with a copy to:

Schulte Roth & Zabel LLP
900 Third Avenue
New York, New York 10022
Attn: Mark Broude, Esq.
Fax: (212) 593-5955

    If to any other Securityholder, to such Securityholder’s address as set forth on the signature page hereof.

    13.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties. Any such purported assignment or delegation without such consent shall be void.

    13.7 Publicity. Prior to the Closing Date, none of the parties hereto shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other parties. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency or the NYSE, except that the party required to make such announcement shall, to the fullest extent possible, consult with the other parties concerning the timing and content of such announcement and obtain such other parties’ consent before such announcement is made.

    13.8 Governing Law; Forum. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law doctrine. Each party agrees that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement may be commenced and prosecuted in a court in the State of New York. Each party consents and submits to the non-exclusive personal jurisdiction of any court in the State of New York in respect of any such proceeding. Each party consents to service of process upon it with respect to any such proceeding by registered mail, return receipt requested, and by any other means permitted by applicable laws and rules. Each party waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in the State of New York and any claim that it may now or hereafter have that any such proceeding in any court in the State of New York has been brought in an inconvenient forum.

    13.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


    13.10 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

    13.11 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and all documents, instruments and certificates required to be delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior negotiations, understandings, discussions, agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto whether written or oral.

    13.12 Third Parties. Except as specifically set forth or referred to in Article 7 or 11 or elsewhere herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

    13.13 Materiality and Immateriality. None of the threshold dollar amounts listed herein shall be deemed an admission that an amount greater than such threshold is material or that an amount less than such threshold is immaterial.

    13.14 Severability. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed therein, and the benefits of the parties provided by, this Agreement or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding or such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

    13.15 Cumulative Remedies. All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

    13.16 Limited Recourse. Notwithstanding anything in this Agreement to the contrary, except as expressly provided herein, the representations, warranties, covenants and other obligations of any Securityholder shall be without recourse to any of such Securityholder’s limited or general partners, its and their respective Affiliates, directors, employees, officers or agents and shall be limited to the assets of such Securityholder.


    13.17 Obligations Several and Not Joint. The obligations of each Securityholder under this Agreement are several and not joint and are only as to itself, and no Securityholder shall be liable or otherwise responsible in any manner for any violation or breach of, or any failure to perform, any provision of this Agreement on the part of any other Securityholder.

[Remainder of Page Intentionally Left Blank]


    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.

JONES APPAREL GROUP, INC.

By: /s/ Wesley R. Card

Name: Wesley R. Card
Title: Chief Financial Officer

JONES APPAREL GROUP HOLDINGS, INC.

By: /s/ Ira M. Dansky

Name: Ira M. Dansky
Title: President

VICTORIA + CO LTD.

By: /s/ Robert M. Andreoli

Name: Robert M. Andreoli
Title: Chairman

SECURITYHOLDERS

/s/ Robert M. Andreoli

Robert M. Andreoli

               *

Patricia Stensrud

               *

Richard Andreoli

               *

Steven J. O’Neil

               *

Steven Johns

               *

Robert Conte

               *

Paula Bonner

               *

Frank Liberto

               *

Sue Wiggins

               *

Marian Mannion

               *

Lauren Mandel

               *

Lisa Otterman

*By: /s/ Robert M. Andreoli

Robert M. Andreoli, Attorney-in-fact

RECOVERY EQUITY INVESTORS II, L.P.

By: RECOVERY EQUITY PARTNERS,II, L.P.

Its General Partner

By: /s/ Joseph J. Finn-Egan

Name: Joseph J. Finn-Egan
Title: General Partner

By: /s/ Jeffrey A. Lipkin

Name: Jeffrey A. Lipkin
Title: General Partner

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: /s/ Stephen J. DeMartini

Name: Stephen J. DeMartini
Title: Vice President

FOOTHILL CAPITAL CORPORATION

By: /s/ Paul G. Chao

Name: Paul G. Chao
Title: Vice President

VAGI Associates, L.P.

By: VAGI Inc., its General Partner

By: /s/ Robert M. Andreoli
Robert M. Andreoli, President